Exhibit 10.18
AGREEMENT OF LIMITED PARTNERSHIP
OF
LIBERTY WASHINGTON, LP

i

- ii -

- iii -

- iv -

Exhibit A -	Form of Development Management Agreement
Exhibit B -	Form of Management and Leasing Agreement
Exhibit C -	List of Contributed Properties
Exhibit D -	Current Debt of the Company
Exhibit E -	Business Plan for 2007
Exhibit F -	Reserved
Exhibit G -	Form of Leasing Update

- v -

Exhibit H -	Recitals
Exhibit I -	Initial Yield Parameters
Exhibit J -	Report of Independent Public Accountants
Exhibit K -	Due Diligence for New Acquisitions
Exhibit L -	Due Diligence for New Developments and Redevelopments
Exhibit M -	Insurance Requirements

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AGREEMENT OF LIMITED PARTNERSHIP
OF
LIBERTY WASHINGTON, LP
     THIS AGREEMENT OF LIMITED PARTNERSHIP is made and entered into as of the 4th day of October, 2007 (the “Effective Date”), by and between LIBERTY WASHINGTON VENTURE, LLC, a Delaware limited liability company (“General Partner”) as general partner, and NEW YORK STATE COMMON RETIREMENT FUND, as limited partner (“NYSCRF”), (General Partner and NYSCRF are sometimes referred to collectively as “Partners”).
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     Unless the context otherwise specifies or requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meaning herein specified. Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Agreement.
     “Acquisition Plan” shall have the meaning set forth in Section 13.03.
     “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (or any corresponding provisions of succeeding law).
     “Additional Capital Contributions” means, with respect to any Partner, the total amount contributed to the Company by such Partner pursuant to Section 3.02(a).
     “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance in such Partner’s Capital Account as of the end of the relevant Fiscal Year or period, after (a) crediting to such Capital Account any amounts which such Partner is deemed to be obligated to restore to the Company pursuant to the next-to-last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (b) debiting to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Advisor” has the meaning set forth in Section 14.16.
     “Affiliate” means, when used with reference to a specific Person, any Person directly or indirectly controlling, controlled by, or under common control with the Person in question. As used in this definition, the terms “controlling”, “controlled” and “control” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
     “Agreement” means this Agreement of Limited Partnership of Washington, LP, as amended from time to time.
     “Approved Vendor” means general contractors, subcontractors, surveyors, title companies, environmental consultants, material suppliers, engineers and other professionals of good standing and reputation in the geographic region where the Property is located.
     “Annual Business Plan” has the meaning set forth in Section 6.03.
     “Auditor” shall mean such national firm of independent certified public accountants which shall be selected by the General Partner and reasonably approved by NYSCRF and engaged annually to audit the books and records of the Company and prepare the tax returns of the Company. The initial Auditor shall be Ernst & Young LLP.
     “Bankrupt” and “Bankruptcy” each have the meaning set forth in Section 11.02.
     “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such in any of the States of Illinois, New York, Virginia or Pennsylvania, or the District of Columbia, shall not be regarded as a Business Day.
     “Call for Capital” has the meaning set forth in Section 3.02(b).
     “Capital Account” means the Capital Account maintained for each Partner pursuant to Section 3.04.
     “Capital Contributions” means, with respect to any Partner, the total amount contributed to the capital of the Company by such Partner pursuant to Sections 3.01, 3.02 and 3.03(b).
     “Capital Transaction” means the sale, exchange, condemnation (or similar eminent domain taking or disposition in lieu thereof), destruction by casualty, financing or refinancing, or disposition of the Property or any portion thereof.
     “Cause” means [The confidential material contained herein has been omitted and has been separately filed with the Commission.]
     “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law). References to Sections of the Code are to those in effect on the date of this Agreement and shall include any corresponding future provision of the Code.
     “Company” means Liberty Washington, LP, a Delaware limited partnership governed by this Agreement, as it may from time to time be reconstituted.

     “Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
     “Contributed Entities” means the entities identified as such on Exhibit C.
     “Contributed Interests” means those ownership interests in the Contributed Entities held by Liberty Property Limited Partnership, which are being contributed to the Company by or on behalf of the General Partner pursuant to the Contribution Agreement, as identified on Exhibit C.
     “Contribution Agreement” means that certain Contribution Agreement dated on or about the date of this Agreement by and among LPLP, NYSCRF and the Company, pursuant to which LPLP is contributing the Contributed Interests to the Company on behalf of the General Partner, and the General Partner is receiving a credit to its Capital Account pursuant to Section 3.01.
     “Cost Overrun” has the meaning set forth in the Development Management Agreement.
     “DC Metropolitan Area” shall mean (i) the District of Columbia, (ii) those portions of the State of Maryland located within the Interstate 495 “Beltway”, and (iii) the Counties of Loudon, Fairfax and Arlington, Virginia
     “Default” has the meaning set forth in Section 9.01.
     “Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Year or period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such Year or period, then Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Year or period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for Federal income tax purposes of an asset at the beginning of such Year or period is zero, then Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.
     “Development Management Agreement” means an agreement, in substantially the form attached hereto as Exhibit A, to be entered into between the Company or its Subsidiaries that own Property, and the General Partner (or its Affiliate) from time to time in connection with New Developments in accordance with ARTICLE XIII, as such agreement may be amended from time to time as permitted herein.
     “Effective Date” shall have the meaning set forth in the Preamble to this Agreement.
     “Entities” shall mean collectively the Contributed Entities and the Purchased Entities.
     “ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations issued thereunder, as amended from time to time, and any successor to such Act.
     “Extraordinary Cash Flow” means the cash proceeds (including, but not limited to, any applicable condemnation, insurance and refinancing proceeds) realized by the Company as a result of a Capital Transaction, increased by the cash interest payments received on such proceeds, decreased by the sum of the following: (i) any amounts applied in repayment of any approved debt, (ii) the amount of such proceeds used, set aside or committed by the Company for repair or replacement of any portion of the Property; (iii) any expenses, costs or liabilities incurred by the Company in effecting or obtaining any such Capital Transaction or the proceeds thereof (including, without limitation, attorneys’ fees, court costs, brokerage fees, commissions, title insurance and survey costs, recording fees, and transfer taxes), all of which expenses, costs and liabilities shall be paid from the gross amount of such cash proceeds to the extent thereof.
     “Final Plans and Specifications” means the plans and specifications submitted to NYSCRF by the Company to support a request by the General Partner to commence a New Development in accordance with the Preliminary Plans and Specifications and approved by NYSCRF.
     “Final Project Budget” means, as to each New Development, the total budget for the construction and leasing of each New Development prepared by the General Partner in accordance with the Preliminary Project Budget and approved by NYSCRF.
     “Fiscal Year” means the calendar year.
     “Functional Office Property” means a Property other than a Redevelopment Property that is acquired, directly or indirectly, at any time by the Company and which at the time of its acquisition is improved with an existing office building.
     “General Partner” means Liberty Washington Venture, LLC.
     “Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for Federal income tax purposes, with the following modifications:
          (a) The initial Gross Asset Value of any asset contributed by a Partner to the Company shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner, or where the General Partner is the contributing Partner, by the contributing Partner and NYSCRF. The initial Gross Asset Value of the Interests are set forth on Exhibit C.
          (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner subject to the approval of NYSCRF, which shall not unreasonably be withheld, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Partner of more than a de minimis amount of property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however that adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Company.

          (c) The Gross Asset Value of any Company asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined in accordance with Section 5.04.
          (d) The Gross Asset Values of each of the Properties contributed or sold to the Company as of the Effective Date, and the components thereof, shall be the amounts set forth next to the name of the Property on Exhibits C and D hereto, subject to adjustment of such Exhibits to reflect subsequent transactions and the determination of Gross Asset Values as provided for herein.
          (e) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), for purposes of paragraph (f) of the definition of Profits and Losses and for purposes of Section 4.02(h) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (e) to the extent the General Partner determines that an adjustment pursuant to subparagraph (b) above in this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (e).
          (f) If the Gross Asset Value of an asset has been determined or adjusted pursuant to this Section, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
          (g) This definition of Gross Asset Value is intended to comply with the Internal Revenue Code, with particular adherence to the provisions of Code Section 704(b) and the Regulations thereunder.
     “Guarantors” shall have the meaning set forth in Section 6.20.
     “Hazardous Materials” mean (i) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder (“RCRA”); (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder (“CERCLA”) (including petroleum-based products as described therein); (iii) other petroleum and petroleum-based products; (iv) asbestos in any quantity or form which would subject it to regulation under any applicable Hazardous Materials Law (hereinafter defined); (v) polychlorinated biphenyls; (vi) any substance, the presence of which on the Property is prohibited by any Hazardous Materials Law; (vii) any “extremely hazardous substance” or “hazardous chemical” as those terms are defined in the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et seq.) as amended from time to time, and regulations promulgated thereunder; (viii) any “chemical substance” as that term is defined in the Toxic Substances Control Act (15 U.S.C. Section 2601) as amended from time to time, and regulations promulgated thereunder; (ix) any hazardous substances identified under the law of the state in which the Property is located; and (x) any other substance, including toxic substances, which, by any Hazardous Materials Laws, requires special handling in its collection, storage, treatment, management, recycling or disposal.
     “Hazardous Materials Law” means all Governmental Requirements, including, without limitation, RCRA and CERCLA, relating to the handling, storage, existence of or otherwise regulating any hazardous wastes, hazardous substances, toxic substances, radioactive materials, pollutants, chemicals, contaminants or industrial substances or relating to the removal or remediation of any of the foregoing.
     “Indemnified Party” has the meaning set forth in Section 6.02(f).
     “Initial Properties” means the Properties owned by the Entities on the date that the Interests are acquired by the Company pursuant to the Contribution Agreement.
     “Interests” shall mean collectively the Contributed Interests and the Purchased Interests.
     “IRR” means the annualized discount rate, compounded as of the last day of each calendar month, which equates the sum of the present value of all contributions made by a Partner to the Company with the sum of the present value of all distributions made to such Partner by the Company (including distributions of Net Operating Cash Receipts and distributions of Extraordinary Cash Flow and the value of any distributions in kind made in accordance with Section 5.04), as calculated by reputable and generally accepted financial software applications (such as Microsoft Excel, Lotus 123 and Argus or, if they are no longer available or generally accepted, such other financial applications as from time to time have the general acceptance of the real estate finance community). For purposes of the foregoing, all contributions and distributions made prior to the date of this Agreement shall be deemed to have been made on the date of this Agreement.
     “Lakeside, LLC” shall have the meaning set forth in the Recitals to this Agreement.
     “Liberty Loan” shall have the meaning set forth in the Recitals to this Agreement.
     “Liberty Loan Documents” shall have the meaning set forth in the Recitals to this Agreement.
     “Liquidating Sale” means the sale of substantially all of the then remaining Properties, either in one transaction or in a series of related transactions.
     “Liquidation” means (a) when used with reference to the Company, the earlier of (i) the date upon which the Company is terminated under Code Section 708(b)(1)(A), (ii) the date upon which the Company ceases to be a going concern, or (iii) the date upon which the Company dissolves in accordance with ARTICLE XI, and (b) when used with reference to a Partner, the earlier of (i) the date upon which there is a liquidation of such Partner, or (ii) the date upon which there is a liquidation of such Partner’s Partnership Interest for purposes of Code Section 761(d).

     “LPLP” means Liberty Property Limited Partnership, a Pennsylvania limited partnership and the sole member of the General Partner.
     “Management and Leasing Agreement” means the Agreement by and between the Company, or its Subsidiary that owns Property, and Manager attached hereto as Exhibit B, as amended from time to time as permitted herein.
     “Manager” means Liberty Property Limited Partnership, a Pennsylvania limited partnership (an Affiliate of General Partner), or its Affiliate.
     “Merger” means that certain merger between Republic Property Trust, RPLP, Liberty Property Trust, Liberty Acquisition LLC and Liberty Property Limited Partnership pursuant to that certain Agreement of Plan and Merger dated July 23, 2007.
     “Merger Loan” shall have the meaning set forth in the Recitals to this Agreement.
     “Net Cash Receipts” means the sum of Net Operating Cash Receipts and Extraordinary Cash Flow for the applicable period.
     “Net Operating Cash Receipts” means, for any period subject to annual audit as contemplated by Section 8.04(a) below, the excess of (a) gross cash receipts from operations (excluding cash proceeds from Capital Transactions and any security or lease deposits until forfeited or otherwise applied to rent due under the leases) of the Company during such period in excess of (b) the aggregate of (i) all operating costs and expenses during such period (not including interest on borrowed money) of the Company paid in cash during such period (without deduction for any charge for cost recovery, depreciation or other expenses not paid in cash), (ii) the cost of debt service, including both interest and principal reductions and any applicable fees under any approved debt (including, without limitation, the Liberty Loan) paid during such period, and (iii) principal and interest on any Tax Payment Loan. Any increase, from the previous period to the period under determination, in the amounts of reserves and working capital as reasonably determined by the General Partner in accordance with the Annual Business Plan shall be treated as a deduction from Net Operating Cash Receipts for the latter period; and any decrease, from the previous period to the period under determination, in the amounts of reserves and working capital as reasonably determined by the General Partner in accordance with the Annual Business Plan shall be treated as an addition to Net Operating Cash Receipts for the latter period.
     “New Development” means any new improvements constructed by the Company pursuant to ARTICLE XIII in accordance with the Annual Business Plan or a Development Plan on any Vacant Land Property owned, directly or indirectly, by the Company.
     “New Development Property” means a Property on which the Company has developed a New Development at any time during the term of this Agreement.
     “Non-Recourse Carveouts” shall have the meaning set forth in Section 6.20.

     “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the provisions of Regulations Section 1.704-2(c).
     “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).
     “Partner” or “Partners” means General Partner, NYSCRF and such successors, assigns or additional Partners as may be admitted to the Company pursuant to the terms of this Agreement.
     “Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).
     “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
     “Partner Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
     “Partnership Interest” means, as to any Partner, all of the interest of such Partner in the Company including, without limitation, such Partner’s right to a distributive share of the profits, losses, and distributions of the Company and to a distributive share of Company Assets.
     “Percentage Interest” means, as of the Effective Date, seventy-five percent (75%) for NYSCRF and twenty-five percent (25%) for General Partner respectively, unless and until changed as provided in this Agreement.
     “Performance Standards” means (i) achieving leasing rates on renewals and new leases at each Property substantially consistent with market rates for similar properties in such submarket, (ii) achieving and maintaining occupancy rates on average for the Properties in a submarket substantially consistent with occupancy rates for similar type properties in such submarket, (iii) maintaining in each Fiscal Year on a Company wide basis non-reimbursed capital expenditures at or below the amounts budgeted in the approved Annual Business Plan, (iv) timely delivery of financial and managerial reports in accordance with the provisions of Section 8.04 and (v) performance substantially economically consistent with the Annual Business Plan.
     “Person” means any individual, corporation, association, company, limited liability company, joint venture, trust, estate, or other entity or organization.
     “Preliminary Plans and Specifications” means the plans and specifications submitted to NYSCRF by the Company to support a request by the General Partner to commence a New Development or the redevelopment of a Redevelopment Property.
     “Preliminary Project Budget” means the budget for a New Development submitted to NYSCRF by the Company to support a request by the General Partner to commence a New Development or the redevelopment of a Redevelopment Property, including a pro forma operating budget.

     “Prime Rate” means the prime rate published by the Wall Street Journal, or any successor publication reasonably approved by the Partners, from time to time.
     “Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
          (a) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be added to such taxable income or loss;
          (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section, shall be subtracted from such taxable income or loss;
          (c) In the event the Gross Asset Value of any Company Asset is adjusted pursuant to any provision of this Agreement in accordance with the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset for purposes of computing Profits or Losses;
          (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
          (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above;
          (f) To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
          (g) Notwithstanding any other provision of this Section, any items, which are specially allocated pursuant to Section 4.02, or Section 4.04 shall not be taken into account in computing Profits or Losses; and
          (h) The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 4.02 and 4.03 but not previously taken into account because of the restrictions of paragraph (g) shall be determined by applying rules analogous to those set forth in this Section.
     “Project Financing” shall have the meaning set forth in Section 6.20.
     “Property” or “Properties” means each and all of the real estate including, but not limited to (i) the land and improvements thereon owned, directly or indirectly, by the Entities and acquired by the Company by contribution of the Contributed Interests pursuant to the Contribution Agreement and purchase of the Purchased Interests as described in the Recitals to this Agreement, (ii) all additional real estate acquired in accordance with the Annual Business Plan or an Acquisition Plan, and (iii) all improvements, fixtures and personal property owned, directly or indirectly, by the Company and located thereon, in each case until disposed of by the Company in accordance with this Agreement. The present and future Properties are comprised of New Development Properties, Redevelopment Properties, Functional Office Properties, and Vacant Land Properties.
     “Purchase Money Loan Documents” shall have the meaning set forth in the Recitals to this Agreement.
     “Purchase Money Note” shall have the meaning set forth in the Recitals to this Agreement.
     “Purchase Price” shall have the meaning set forth in the Recitals to this Agreement.
     “Purchased Entities” shall have the meaning set forth in the Recitals to this Agreement.
     “Purchased Interests” shall have the meaning set forth in the Recitals to this Agreement..
     “Recitals” means the recitals set forth on Exhibit H attached hereto.
     “Recourse Obligations” shall have the meaning set forth in Section 6.20.
     “Redevelopment Property” means an improved Property or a land position acquired by the Company that the Partners mutually agree should be considered as such due to any one or more of the following factors: existing occupancy; anticipated tenant expirations; amount of capital expenditures intended to be invested to rehabilitate the Property, or; the anticipated yields on the investment. The Partners acknowledge that among the Initial Properties, 1129 29th Avenue and the potential additional Floor Area Ratio that may become available in Republic Park are deemed to be Redevelopment Property
     “Regulations” means the Income Tax Regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations). References to Sections of the Regulations are to those in effect on the date of this Agreement and shall include any corresponding future provision of the Regulations.
     “Regulatory Allocations” has the meaning set forth in Section 4.03.
     “REIT” means a “real estate investment trust” within the meaning of the Code.

     “RPLP” means Republic Property Limited Partnership, a Delaware limited partnership.
     “Section 12.01 Notice” means the notice given pursuant to Section 12.01 of this Agreement.
     “Subsidiary” means any entity taxable as a company for federal income tax purposes in which the Company owns any direct or indirect interest in the profits, losses or capital of the entity.
     “Tax Matters Partner” has the meaning set forth in Section 8.06(b).
     “Tax Payment Loan” has the meaning set forth in Section 6.11(a).
     “Title Holding Subsidiary” has the meaning set forth in Section 6.21.
     “Transfer” has the meaning set forth in Section 10.01(a)
     “Transferee Partner” means any Partner who has acquired any Partnership Interest by transfer or otherwise from any other Partner.
     “UBTI” means unrelated business taxable income within the meaning of Section 512 of the Code.
     “Unleveraged Development IRR” shall mean the IRR for all contributions by and all distributions to NYSCRF with respect solely to New Development Properties, Redevelopment Properties and Vacant Land Properties, calculated based on the assumptions that: (a) all funds borrowed by the Company from third parties from the execution of this Agreement through the Liquidating Sale with respect to such Properties shall be treated as though such funds had been obtained by the Company as Capital Contributions from the Partners in proportion to their respective Percentage Interests at the time of each such borrowing by the Company, (b) all payments of principal and interest on such borrowed funds with respect to such Properties shall be treated as though such payments had been distributed by the Company to the Partners in proportion to their respective Percentage Interests at the time of each such payment, and (c) all such borrowed funds to the extent not theretofore repaid shall be treated as having been repaid at the time of calculation. If a contribution, distribution or third-party loan relates partly to one or more New Development Properties, Redevelopment Properties and Vacant Land Properties, and partly to one or more Functional Office Properties, the amount thereof (or the amount of principal or interest relating thereto, in the case of a third-party loan) shall be allocated in an equitable manner based on the extent to which the respective class of Properties contributed to or was responsible for the amount in question.
     “Unleveraged IRR Target” shall be satisfied if, in connection with a Liquidating Sale, both of the following are true: [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     “Unleveraged Functional Office IRR” shall mean the IRR for all contributions by and all distributions to NYSCRF with respect solely to Functional Office Properties, calculated based on the assumptions that: (a) all funds borrowed by the Company from third parties from the execution of this Agreement through the Liquidating Sale with respect to such Properties shall be treated as though such funds had been obtained by the Company as Capital Contributions from the Partners in proportion to their respective Percentage Interests at the time of each such borrowing by the Company, (b) all payments of principal and interest on such borrowed funds with respect to such Properties shall be treated as though such payments had been distributed by the Company to the Partners in proportion to their respective Percentage Interests at the time of each such payment, and (c) all such borrowed funds to the extent not theretofore repaid shall be treated as having been repaid at the time of calculation. If a contribution, distribution or third-party loan relates partly to one or more New Development Properties, Redevelopment Properties and Vacant Land Properties, and partly to one or more Functional Office Properties, the amount thereof (or the amount of principal or interest relating thereto, in the case of a third-party loan) shall be allocated in an equitable manner based on the extent to which the respective class of Properties contributed to or was responsible for the amount in question.
     “Unreturned Capital Contribution” means the cumulative Capital Contributions of a Partner, reduced, but not below $0, by the cumulative amounts distributed to that Partner pursuant to Section 5.02(a) hereof.
     “Vacant Land Property” means a Property which is acquired at any time by the Company and which is either (a) unimproved except for site work, or (b) improved with buildings or structures which pursuant to the Acquisition Plan relating to such Property are planned to be substantially demolished by the Company.
     “WillowWood, LLC” shall have the meaning set forth in the Recitals to this Agreement.
ARTICLE II
ORGANIZATION AND PURPOSE
     2.01 Continuation of the Company. A Certificate of Limited Partnership has been filed with the State of Delaware and a certificate to do business has been filed with the State of Virginia and the District of Columbia. The Partners hereby form the Company as a limited partnership pursuant to the provisions of the Act and enter into this Agreement in order to establish the rights, duties, and relationship of the Partners. The General Partner shall cause the Company to continuously maintain in the State of Delaware a registered agent and registered office for services of process, and to continuously maintain the Company’s qualification to do business in the State of Virginia, the District of Columbia and, if the Company or its Subsidiaries own Property in Maryland, the State of Maryland. If the laws of any jurisdiction in which the Company transacts business so require, the General Partner shall file, with the appropriate office in that jurisdiction, all documents necessary for the Company to qualify to transact business. The Partners shall execute, acknowledge, and cause to be filed for record, in the place or places and manner prescribed by law, any amendments to this Agreement as may be required, either by the Act, by the laws of any jurisdiction in which the Company transacts business, or by this Agreement, to reflect changes in the information contained herein or otherwise to comply with the requirements of law for the continuation, preservation, and operation of the Company as a partnership under the Act.
     2.02 Name of Company. The name of the Company shall be Liberty Washington, LP, and all business of the Company shall be conducted in such name.
     2.03 Principal Place of Business. The principal place of business of the Company shall be located at 500 Chesterfield Parkway, Malvern, PA 19355, or such other place or places as the General Partner may from time to time determine, provided that the General Partner shall give written notice thereof to the Partners within five (5) days after the effective date of any such change. The General Partner may establish and maintain such other offices and additional places of business of the Company as it deems appropriate.
     2.04 Purpose. The purpose of the Company shall be: (a) to acquire, own, develop, re-develop, improve, operate, lease and manage office properties in the DC Metropolitan Area, (b) to sell and otherwise dispose of any or all such properties, (c) to undertake any and all actions necessary or incidental to any of the foregoing activities, and (d) to take or cause to be taken all actions and to perform or cause to be performed all functions necessary or appropriate to promote the business of the Company and to realize and carry out its purposes.
     2.05 Exclusive Activities of Company. Except as otherwise provided in this Agreement, the Company shall not engage in any other activity or business other than as specified under Section 2.04, and no Partner shall have any authority to hold itself out as the agent of any other Partner or as a Partner of the Company with respect to any other business or activity.
     2.06 No Payment of Individual Obligations. The Partners shall use the Company’s credit and assets solely for the benefit of the Company. No asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of any Partner.
     2.07 Title to Assets. All Company assets shall be owned by and held in the name of the Company or in the name of a wholly-owned subsidiary of the Company. No Partner shall have any ownership interest in any Company asset in its individual name or right, and each Partner’s interest in the Company shall be personal property for all purposes.
     2.08 Term. The Company shall continue in perpetuity unless and until the Company is dissolved and liquidated in accordance with the provisions of ARTICLE XI.
     2.09 Representations and Warranties.
          (a) Each Partner hereby represents and warrants to the Company and to the other Partners that:
               (i) it is duly organized, validly existing, and in good standing under applicable law, it has full and unrestricted right, authority and power to enter into this Agreement and to perform its obligations hereunder; this Agreement constitutes a valid and binding obligation of such Partner, enforceable in accordance with its terms; and
               (ii) the representations and warranties made by such Partner in the Contribution Agreement are true and correct in all material respects on and as of the date of this Agreement.
          (b) The representations and warranties made by each Partner under Section 2.09(a)(i) shall be deemed to have been remade by such Partner as of the date of each Call for Capital and each Capital Contribution pursuant to such Call, and shall survive the dissolution and liquidation of the Company or such Partner.
ARTICLE III
CAPITAL
     3.01 Initial Capital Contributions; Other Related Transactions. In accordance with the Contribution Agreement, the following events and transactions have occurred, or will occur, on or before the Effective Date:
          (a) On or before the Effective Date, NYSCRF has made a contribution to the Company in the amount of $415,063,748.00, which amount shall be credited to NYSCRF’s Capital Account.
          (b) On or before the Effective Date, LPLP, on behalf of the General Partner, has contributed or shall contribute and convey the Contributed Interests to the Company, in satisfaction of the Merger Loan, to the extent thereof, and the balance as a contribution to the capital of the Company. The Contributed Interests shall be free and clear of all liens, security interests, pledges, assignments, claims, options, encumbrances, charges, commitments, and equitable interests or rights of others, of any kind whatsoever, other than the Liberty Loan. On the Effective Date, the Property owned directly or indirectly by the Contributed Entities shall be free and clear of all mortgages and other liens and encumbrances, except for the Assumed Financing (defined below) or as otherwise approved under the Contribution Agreement. Simultaneously with the contribution to the Company of the Contributed Interests, LPLP has or shall contribute to the Company, on behalf of the General Partner, the lender’s rights and interests in and to the Purchase Money Loan Documents. The foregoing contributions described in this Section 3.01(b) have an aggregate value for purposes of this Agreement of $138,354,583.00, which amount shall be credited to the Capital Account of the General Partner.
          (c) Certain of the Properties owned (directly or indirectly) by certain of the Entities have existing mortgage financing with those lenders, and in those amounts, identified on Exhibit D hereto (the “Assumed Financing”). By acceptance of the contribution of the Contributed Interests to the Company and the purchase of the Purchased Interests by the Company, the Company shall be deemed to have assumed the Assumed Financing.
          (d) By virtue of the assignment to, and assumption by, the Company of the Liberty Loan Documents, as described in the Recitals to this Agreement, the Company shall be deemed to have obtained secured financing in the principal amount of $59,500,000.00. The principal amount of, and interests securing the Liberty Loan are depicted on Exhibit D.
          (e) The Partners acknowledge that the contribution amounts set forth in Section 3.01(a) and Section 3.01(b) include estimated closing costs of the Company, and the Partners intend to adjust their initial capital contributions based on a reconciliation and proration of such costs undertaken post-Closing in accordance with the Contribution Agreement.
     3.02 Additional Capital Contributions.
          (a) NYSCRF and the General Partner shall each make Additional Capital Contributions to the Company in proportion to their Percentage Interests from time to time as may be required to (i) fund the costs of development, construction and lease-up (net of the proceeds of any third-party debt incurred for such development activities) of any New Development or Redevelopment pursuant to ARTICLE XIII (but not including Cost Overruns which shall be the responsibility of the Development Manager under the Development Management Agreement), or (ii) fund the acquisition costs (net of the proceeds of any third-party debt incurred for such acquisition) of any additional Property acquired by the Company in accordance with a jointly-approved Acquisition Plan adopted pursuant to Section 13.03. The Partners expect and intend that, except in the case of the development, construction and lease-up costs of the New Developments and Redevelopments and the acquisition costs for additional property acquisitions, any cash requirements of the Company will be provided from the rentals received by the Company and, if approved by the Partners, by loans from one or more Partners, at such Partners’ option, and loans from third parties, and no Partner shall be required to make any additional capital contribution to the Company therefor.
          (b) When required pursuant to Section 3.02(a), each Partner shall contribute in cash its respective Additional Capital Contribution to the Company on not less than ten (10) days prior written notice after the General Partner’s call therefor (each a “Call for Capital”).
          (c) If any amounts shall become due and payable under the Purchase Money Loan Documents, the General Partner shall make an Additional Capital Contribution to the Company equal to twenty-five percent (25%) of all such amounts.
     3.03 Failure to Make Capital Contribution. If any Partner fails to make any Capital Contribution required to be made by such Partner under Section 3.01 or Section 3.02 within 10 days after the same becomes due and payable (the “Defaulting Partner”), one or more of the other Partners (the “Contributing Partner”) may (but without obligation to do so), within 15 days after the expiration of said 10-day period, contribute to the Company an additional amount equal to the Defaulting Partner’s unpaid Capital Contribution and elect to treat such contribution as provided in either Section 3.03(a) or Section 3.03(b). If the Contributing Partner fails to make such election within said 15-day period, it shall be deemed to have elected to treat such contribution as provided in Section 3.03(b).
          (a) The Contributing Partner may treat such contribution as a loan to the Defaulting Partner (to be due and payable solely out of distributions otherwise payable to the Defaulting Partner hereunder) followed by a contribution of the proceeds thereof to the Company to fund the Capital Contribution otherwise required to be made from the Defaulting Partner. Until the loan to the Defaulting Partner shall have been repaid together with interest at the rate equal to the Prime Rate plus five percentage points, or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such loan as of the first day of each month, all distributions otherwise to be made to the Defaulting Partner hereunder shall be distributed, for the Defaulting Partner’s account, by payment of the same to the Contributing Partner, and shall be applied against the balance owed by the Defaulting Partner to the Contributing Partner.
          (b) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]
          (c) Any change in Percentage Interests pursuant to this Section 3.03(b) shall not affect the amount of any Partner’s Capital Contributions for purposes of determining the amount to which such Partner is entitled pursuant to Section 5.02(a), to the extent attributable to Section 5.02(a).
     3.04 Capital Accounts.
          (a) The Company shall establish and maintain a separate Capital Account for each Partner in accordance with the following provisions:
               (i) To each Partner’s Capital Account there shall be credited (A) the amount of money contributed by such Partner to the Company, (B) the fair market value of property contributed by such Partner to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to under Code Section 752) (the Partners agreeing that the fair market value of the Properties contributed by the General Partner to the Partnership on the date of this Agreement have fair market values equal to their Gross Asset Value as set forth in Section 3.01), and (C) such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Partner pursuant to ARTICLE IV; and
               (ii) To each Partner’s Capital Account there shall be debited (A) the amount of money distributed to such Partner by the Company, (B) the fair market value of any

Company Asset distributed to such Partner by the Company (net of any liabilities secured by such Asset that such Partner is considered to assume or take subject to under Code Section 752), and (C) such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are properly allocated to such Partner pursuant to any Section of ARTICLE IV.
     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it will not have any adverse effect on the amounts distributable to any Partner pursuant to this Agreement. The General Partner also shall (1) make any adjustments that are necessary or appropriate to maintain equality between the combined Capital Accounts of the Partners and the total amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (2) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) subject, however, to the limitation on modifications having any adverse effect on amounts to be distributed to a Partner as provided in the preceding sentence. Any questions with respect to a Partner’s Capital Account shall be resolved by the General Partner in its reasonable discretion, applying principles consistent with this Agreement.
          (b) Any transferee of a portion or all of a Partner’s Partnership Interest shall succeed to the Capital Account of the transferor Partner to the extent it relates to the Partnership Interest transferred.
     3.05 Negative Capital Accounts. Except to the extent Partners are required to make contributions to the capital of the Company under Section 3.01 and Section 3.02, no Partner shall be required to pay to the Company or to any other Partner any deficit or negative balance which may exist in such Partner’s Capital Account from time to time or upon Liquidation of the Company. A negative Capital Account shall not be considered a loan from or an asset of the Company.
     3.06 Return of Capital; No Interest on Amounts in Capital Account. Except upon dissolution of the Company or as may be expressly set forth in this Agreement, no Partner shall have the right to demand or receive the return of any of its aggregate Capital Contributions or any part of its Capital Account or be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance.
ARTICLE IV
ALLOCATIONS
     4.01 Allocation of Profits and Losses.
          (a) After giving effect to the allocations required by Section 4.03 of this Agreement, if any, and subject to the other limitations in this ARTICLE IV, Profits and Losses for any taxable year of the Partnership shall be allocated to the Capital Accounts of the Partners so as to produce, as nearly as possible, Capital Account balances for the Partners (taking into account all prior allocations and distributions) which equal the amount to which the Partners would be entitled as a liquidating distribution from the Partnership upon a hypothetical liquidation in which the net proceeds were distributed in accordance with the priorities set forth in Section 5.02 and as if the net proceeds available for distribution were an amount equal to the aggregate positive balance in the Partners’ Capital Accounts computed after taking into account all allocations of Profits and Losses (or items thereof) for the taxable year, including those pursuant to this Section 4.01.
          (b) If the allocation of all or any portion of Partnership Losses for a taxable year (or items thereof) would cause or increase a negative balance in the Adjusted Capital Account of any Limited Partner, such Loss (or item thereof) shall be allocated to those Limited Partners, if any, having positive remaining Adjusted Capital Account balances. Any remaining amount of such Partnership Losses (or items thereof) shall be allocated 100 percent (100%) to the General Partner.
     4.02 Special Allocations. The following special allocations shall be made in the following order:
          (a) Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this ARTICLE IV, if there is a net decrease in Company Minimum Gain with respect to any Fiscal Year, each Partner shall be specially allocated items of Company income and gain for such Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.03(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
          (b) Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provisions of this ARTICLE IV, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Person who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.02(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (c) In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 4.02(c) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE IV have been tentatively made as if this Section 4.02(c) were not in this Agreement.
          (d) In the event any Partner has a deficit Capital Account at the end of any Company Fiscal Year which is in excess of the sum such Partner is obligated, or is deemed to be obligated, to restore pursuant to the next-to-last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.02(d) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE IV have been tentatively made as if this Section 4.02(d) and Section 4.02(c) were not in this Agreement.
          (e) In the event that the Profits available to be allocated to the Partners for any Fiscal Year pursuant to Section 4.01 are less than the maximum amount otherwise allocable to them pursuant thereto, then there shall be specially allocated to the Partners items of Company income and gain equal to such maximum amount.
          (f) Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated among the Partners in the same manner as if they were Losses for such Year or period.
          (g) Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
          (h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m) (2) or (4) to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be so adjusted.
     4.03 Curative Allocations. The allocations set forth in Section 4.02, other than Section 4.02(e) (the “Regulatory Allocations”), are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.03. Therefore, notwithstanding any other provision of this ARTICLE IV (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 4.01, and 4.04. In exercising its discretion under this Section 4.03, the General Partner shall take into account future Regulatory Allocations under Sections 4.02(a) and (b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.02(f) and 4.02(g).
     4.04 Other Allocation Rules.
          (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.
          (b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits and Losses, as the case may be, for the year.
     4.05 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Partner so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of “Gross Asset Value” above). In the event the Gross Asset Value of any Company asset is adjusted pursuant to any provision of this Agreement in accordance with such definition, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner in accordance with the “Traditional Method” described in Regulations Section 1.704-3(b). Allocations pursuant to this Section 4.05 are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses or other items, or distributions pursuant to any provision of this Agreement.
ARTICLE V
DISTRIBUTIONS
     5.01 Net Cash Receipts. Subject to year end adjustments based on annual audit contemplated at Section 8.04 below and in the definition of Net Operating Cash Receipts, and the corresponding adjustment of distributions as soon as practicable after such audit, Net Cash Receipts (including, without limitation, Extraordinary Cash Flow from Capital Transactions that do not constitute a Liquidating Sale – e.g., the sale of one or more, but less than all, of the Properties) shall be distributed by the Company to the Partners in proportion to their Percentage Interests [The confidential material contained herein has been omitted and has been separately filed with the Commission.], by wire transfer to an account as directed from time to time by each of the Partners. Concurrently with each such distribution the General Partner shall provide to each Partner an explanation of the sources of such Net Cash Receipts, detailed on a Property-by-Property basis.
     5.02 Cash Flow from Liquidating Sale. Except as provided in Section 5.03, Extraordinary Cash Flow from a Liquidating Sale shall be distributed by the Company in the following order of priority:
          (a) First, to the Partners until the Partners have received distributions pursuant to this Section 5.02(a) equal to the amount of their Unreturned Capital Contributions (and in the same proportion as the Unreturned Capital Contribution of a Partner bears to the aggregate Unreturned Capital Contributions of all Partners) until the Unreturned Capital Contribution amount of each Partner equals $0.00;
          (b) Next, to the Partners in the amount needed to cause the aggregate distributions to meet the Unleveraged IRR Target amount, and in the same proportion as the Percentage Interests of the Partners at the time of the distribution.
          (c) Next, the balance, if any, [The confidential material contained herein has been omitted and has been separately filed with the Commission.]% to NYSCRF and [The confidential material contained herein has been omitted and has been separately filed with the Commission.]% to the General Partner; provided, however, that if such balance consists, in whole or in part, of Extraordinary Cash Flow from New Development Properties, Redevelopment Properties or Vacant Land Properties (as determined in accordance with the allocation rules set forth in the definition of Unleveraged Development IRR) (such portion of the balance being referred to herein as the “Development Portion”), then the Development Portion shall instead be distributed as follows if either of the following conditions is met: [The confidential material contained herein has been omitted and has been separately filed with the Commission.]
     5.03 Distributions on Liquidation. If prior to a Liquidating Sale the Company shall have undergone one or more Capital Transactions with respect to which the Extraordinary Cash Flow would have been eligible, if it had been received in a Liquidating Sale as of the date of such Capital Transaction, for distribution pursuant to Section 5.02(c), then, upon the subsequent occurrence of an actual Liquidating Sale, the Partners shall re-calculate the Partners’ respective distributions of Extraordinary Cash Flow resulting from such Capital Transaction or Capital Transactions pursuant to Section 5.02 rather than Section 5.01, and NYSCRF shall pay to the General Partner a sum (the “True-up Sum”) equal to that portion of the distributions made to NYSCRF on account of such Capital Transaction or Capital Transactions which is to be re-allocated to the General Partner pursuant to this Section 5.03. Notwithstanding any provision in this Agreement which might otherwise operate to limit the liability of a Partner for any other purpose, such provision shall not limit the liability of NYSCRF for its obligation to pay the True-

up Sum in accordance with the provisions of this Section 5.03. NYSCRF shall be personally liable for the True-up Sum.
     5.04 Distributions in Kind. All distributions shall be made in cash and no Company assets shall be distributed in kind without the consent of all of the Partners except as provided in Section 10.02(a). Any assets distributed in kind shall be valued for such purpose at their fair market value as of the date of distribution as determined by an independent appraiser selected by the General Partner with the approval of NYSCRF, and shall be treated for the purposes of this ARTICLE V as if the Company had sold such assets at such value and distributed the proceeds of such sale to the Partner or Partners receiving such assets.
     5.05 REIT Distributions. At the option of the General Partner, the Company shall take, and the General Partner is authorized to take, reasonable action which in the opinion of tax counsel selected by the General Partner and reasonably acceptable to NYSCRF, is necessary and consistent with the General Partner’s (or its Affiliate’s) qualification as a REIT, to distribute sufficient amounts pursuant to this ARTICLE V to enable the General Partner to pay shareholder dividends that will (i) enable the General Partner to satisfy the requirements for qualifying as a REIT under the Code and Regulations; and (ii) enable the General Partner (or its Affiliate that is a REIT) to avoid any material federal income or excise tax liability of the General Partner (or its Affiliate that is a REIT) as a result of its status as a REIT, assuming for purposes of this determination that the only items on the federal income tax return of the General Partner (or such Affiliate that is a REIT) are the items shown on its Schedule K-1 received from the Company and all cash distributions received from the Company (less a reasonable allowance for non-deductible administrative costs) have been paid as dividends to the shareholders of the General Partner on the day after such distributions are received from the Company. Any distribution made pursuant to this Section 5.05 shall be made to all Partners in accordance with ARTICLE V. In no event shall NYSCRF incur any cost or expense as a result of this Section 5.05.
     5.06 Offsets.
          (a) Provided that the Manager under the Management and Leasing Agreement is an Affiliate of the General Partner, then in the event that any amounts due from the Manager to the Company under the Management and Leasing Agreement are unpaid and overdue, NYSCRF may cause the Company, after notice to the Manager, to offset the unpaid portion of such amounts claimed against the Manager against amounts due to the General Partner under this Agreement, and further provided that if there is any dispute between the Manager and the Company or NYSCRF as to whether the claim against the Manager is valid, the amount sought to be withheld shall be escrowed until the first to occur of the matter being resolved or the Manager, after written notice from the Company, no longer contesting the validity of the claim, with the interest earned thereon being paid to the party who is ultimately determined to be entitled to the amount claimed or, if it is determined that each party is entitled to a portion of the amount in dispute, pro rata based on the amount paid to each.
          (b) Provided that the Development Manager under the Development Management Agreement is an Affiliate of the General Partner, then in the event that any amounts due from the Development Manager to the Company under the Development Management Agreement are unpaid and overdue, NYSCRF may cause the Company, after notice to the

Development Manager, to offset the unpaid portion of such amounts claimed against the Development Manager against amounts due to the General Partner under this Agreement, and further provided that if there is any dispute between the Development Manager and the Company or NYSCRF as to whether the claim against the Development Manager is valid, the amount sought to be withheld shall be escrowed until the first to occur of the matter being resolved or the Development Manager, after written notice from the Company, no longer contesting the validity of the claim, with the interest earned thereon being paid to the party who is ultimately determined to be entitled to the amount claimed or, if it is determined that each party is entitled to a portion of the amount in dispute, pro rata based on the amount paid to each.
          (c) Provided that the General Partner is an Affiliate of LPLP, in the event that NYSCRF obtains a final non-appealable judgment against LPLP under the Contribution Agreement that is not paid when due, NYSCRF may cause the Company to offset the unpaid portion of such judgment against amounts due to the General Partner under this Agreement.
ARTICLE VI
MANAGEMENT
     6.01 Management and Control of Company Business.
          (a) Subject to the limitations and restrictions set forth in Section 6.04 and elsewhere in this Agreement and subject to and consistent with the Annual Business Plan, the General Partner shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Company and shall have all of the rights, powers, authorities and discretions necessary to carry out the purposes of the Company which may be possessed by a General Partner under the Act, exercisable without the consent or approval of any Partner, including without limitation, the right, power, authority and discretion to:
               (i) Borrow money and issue evidences of indebtedness, and secure the same by mortgages, deeds of trust, security interests, pledges, or other liens on all or any part of the Company’s assets, provided that such financing shall expressly provide that NYSCRF has no personal liability for the obligations of the Company (unless NYSCRF agrees in writing to waive the requirement that such language be set forth in the documents), and further provided that the total outstanding principal amount of mortgage debt secured by all the Properties shall not at the time of issuance of such debt [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. The Partners expressly acknowledge and agree that the Assumed Financing and the Liberty Loan have been authorized by the Partners.
               (ii) Operate, manage, maintain, use, lease and sublease Company assets;
               (iii) Employ or retain such persons (any of whom may be Affiliates of a Partner, including the General Partner or an Affiliate of the General Partner, subject to the limitations contained in Section 6.02(e)) as may be necessary or appropriate for the conduct of the Company’s business, including permanent, temporary, or part-time employees and independent attorneys, accountants, architects, engineers, consultants, contractors and other professionals, and delegate to them any of its rights, powers, authorizations, discretions, duties and responsibilities;
               (iv) Renegotiate with borrowers or lenders for the purchase or repayment of loans at discounted amounts or modifications in the terms of loans;
               (v) Acquire, own, hold, construct, reconstruct, develop, redevelop, rehabilitate, sell, exchange, transfer, or otherwise deal in assets and property as may be necessary or convenient for the purposes and business of the Company;
               (vi) Sell, publicly or privately, contract to sell and grant options to purchase any Company asset, for such prices and upon such terms and conditions, whether for cash or deferred payments, as it determines;
               (vii) Incur expenses and enter into, guarantee, perform, and carry out contracts or commitments of any kind, assume obligations, and execute, deliver, acknowledge, and file documents in furtherance of the purposes and business of the Company;
               (viii) Obtain and maintain insurance against liability or other loss with respect to the activities and assets of the Company;
               (ix) Pay, collect, compromise, arbitrate, litigate, or otherwise adjust, contest, or settle any and all claims or demands of or against the Company;
               (x) Invest in interest-bearing accounts and short-term investments, including, without limitation, bankers’ acceptances, obligations of Federal, state, and local governments and their agencies, money market funds registered under the Investment Company Act of 1940, high-grade commercial paper, and time deposits and certificates of deposit of commercial banks or savings banks;
               (xi) Exercise the rights of the Company, and perform the obligations of the Company, under all covenants, declarations, easements and restrictions encumbering or benefiting the Properties;
               (xii) Form direct or indirect wholly-owned Subsidiaries of the Company to the extent necessary or desirable in connection with obtaining construction or permanent financing permitted herein, and to remove and replace the manager of any such Subsidiary of the Company which is a limited liability company and amend any organizational document governing such Subsidiary; and
               (xiii) Engage in any other kinds of activities and enter into and perform any other obligations necessary to, in connection with, or incidental to, the accomplishment of the purposes and business of the Company, so long as such activities and obligations may be lawfully engaged in or performed by a Company under the Act.
     The acts of the General Partner shall bind the Company when within the scope of the General Partner’s authority.

          (b) NYSCRF is an investor only and shall have no right to participate in the management or control of the business or affairs of the Company, or to sign for or bind the Company; provided, however, that NYSCRF shall have the approval rights set forth in Section 6.04 and elsewhere in this Agreement.
     6.02 Delegation; Standards; Indemnification.
          (a) Subject to the terms of this Agreement, the General Partner may, at any time, delegate any of its powers, duties and responsibilities to an Affiliate. Any delegation pursuant to this Section 6.02(a) shall not, however, relieve the General Partner of any of its obligations hereunder.
          (b) The Company shall enter into, or cause its Subsidiary that owns Property to enter into:
               (i) a Development Management Agreement with the General Partner or its Affiliate to oversee the construction and development of each New Development and each Redevelopment; and
               (ii) a Management and Leasing Agreement with the General Partner or its Affiliate to cover the management and leasing of each Property owned, directly or indirectly, by the Partnership. The management fees, leasing commissions and finders’ fees payable for the services shall be as set forth in the Management and Leasing Agreement provided that such fees shall not at any time exceed the then current market rates for such services in the area in which the affected Property is located. Notwithstanding the foregoing, in the event that lender approval is not obtained for the assumption of any of the Assumed Financing prior to the contribution or sale of the applicable Entity to the Company, the then-existing management agreement for such Entity (the “Existing Management Agreement”) shall remain in place and effective until such approval is obtained or such Assumed Financing is paid off, defeased or refinanced; provided, however, that as between the “Manager” and the “Owner” under such Existing Management Agreement, the fees and obligations set forth in the form of Management and Leasing Agreement attached hereto as Exhibit B shall control. By executing this Agreement on behalf of the General Partner, LPLP hereby consents to and agrees to be bound by the immediately preceding sentence.
          (c) It is the intention of the Partners that, to the extent feasible, all other actions taken on behalf of the Company shall be taken by the General Partner or its authorized delegates, subject to the provisions of this Agreement and the approval rights of NYSCRF pursuant to Section 6.04.
          (d) The General Partner shall perform its duties hereunder with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, for the exclusive benefit and protection of the Company, except that the General Partner shall not be required to diversify the Company’s assets.
          (e) In the performance of its duties and responsibilities and the exercise of its right, power, authority and discretion under this Agreement:

               (i) the General Partner shall act solely in the interests of the Company; and
               (ii) neither the General Partner nor any Affiliate of the General Partner shall (A) deal with the assets of the Company in its own interests or for its own account; (B) in any capacity act in any transaction involving the Company on behalf of any party whose interests are adverse to the interests of the Company; or (C) receive any compensation or consideration for its own personal account from any party dealing with the Company or proposing to deal with the Company in connection with a transaction involving any portion or all of the Property (other than fees for the rendering of maintenance services to the Properties as approved in the Annual Business Plan, provided that the cost of such services will be reimbursed to the General Partner at a rate equal to the General Partner’s direct costs for those services, plus a reasonable allocation of overhead related to providing such services).
          (f) The Company (but not any Partner) shall indemnify, defend and hold harmless the General Partner and the trustees, officers, directors and employees of the General Partner and its Affiliates (collectively the “Indemnified Party”) in the event it was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of any acts or omissions, or alleged acts or omissions, arising out of the activities of the Indemnified Party on behalf of the Company, or in furtherance of the interests of the Company, against any and all costs, losses, damages or expenses of any nature whatsoever for which such Indemnified Party has not otherwise been reimbursed (including attorneys’ fees, judgments, fines and accounts paid in settlement) actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding so long as the Indemnified Party reasonably believed that its actions were within the scope of this Agreement and the Indemnified Party did not act fraudulently or in bad faith or in a manner constituting negligence or willful misconduct or in breach of the standards set forth in Section 6.02(d), or violate securities laws or criminal laws. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself (except insofar as such judgment, order, settlement or plea shall itself specifically provide) create a presumption that the Indemnified Party acted fraudulently or in bad faith or acted in a manner constituting negligence or willful misconduct. The indemnification rights of the Indemnified Party set forth in this Section 6.02(f) shall be cumulative of and in addition to, any and all rights, remedies, and recourse to which it shall be entitled whether pursuant to the provisions of this Agreement, at law, or in equity.
          (g) To the extent permitted by applicable law and except as otherwise provided in this Agreement, the General Partner shall not be answerable for the default or misconduct of any third party agent, investment advisory service, attorney, appraiser, consultant, contractor, engineer, real estate managing agent, accountant or bookkeeper if such Person is not an Affiliate of the General Partner and if selected by the General Partner with reasonable care, unless the General Partner knowingly participates in such wrongdoing, has actual knowledge thereof and fails to take reasonable remedial action, or through negligence in the performance of its own specific responsibilities under this Agreement has enabled such wrongdoing to occur.
          (h) Neither the Company nor any Partner shall have any claim against the General Partner by reason of any act or omission of the General Partner, nor against NYSCRF by reason of any act or omission of NYSCRF, except where such claim is based on gross negligence, actual fraud, material, deliberate or willful breach of this Agreement, or intentional tortious misconduct. Notwithstanding anything to the contrary contained herein or in any other agreement executed in connection herewith, but subject to the last sentence of Section 5.03, the General Partner expressly agrees that NYSCRF shall not be liable personally or otherwise for any breach or default by NYSCRF under this Agreement or any other agreement executed in connection with this Agreement, except to the extent of, and only to the extent of, the NYSCRF’s Partnership Interest in the Company. Except only for NYSCRF’s Partnership Interest in the Company, no assets of NYSCRF may be liened, encumbered, attached, levied or executed upon to satisfy any liability of or judgment against NYSCRF arising out of this Agreement or any other agreement executed in connection with this Agreement.
     6.03 Annual Business Plan. The Annual Business Plan shall be the blue print for the management of the business of the Company. The Annual Business Plan for calendar year 2007 is attached hereto as Exhibit E. No later than [The confidential material contained herein has been omitted and has been separately filed with the Commission.], and each [The confidential material contained herein has been omitted and has been separately filed with the Commission.] thereafter, the General Partner shall prepare and deliver to NYSCRF for its review and approval a proposed Annual Business Plan for the next Fiscal Year. NYSCRF shall, within [The confidential material contained herein has been omitted and has been separately filed with the Commission.] days after receipt, provide the General Partner with written comments thereto, and if the Annual Business Plan for the succeeding year is not previously agreed to, the parties shall meet no later than [The confidential material contained herein has been omitted and has been separately filed with the Commission.] of the then current year to agree on such Annual Business Plan. If for any reason at the beginning of any year the Annual Business Plan for such year has not been agreed to, the Company shall continue to operate in accordance with the Annual Business Plan for the prior year, except that [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. Each Annual Business Plan shall, among other information, contain the following information, consistent with the form attached hereto as Exhibit E:
          (a) a summary of the conditions of the leasing, sales and development marketplace in the DC Metropolitan Area (and the General Partner shall forward to NYSCRF copies of marketing reports prepared by third-party real estate firms received by the General Partner summarizing the conditions of leasing and development in the marketplace for commercial office properties in which the various portions of the Property are located);
          (b) the annual operating budget, which shall include the estimated revenues and expenses (including debt service), any anticipated Call for Capital pursuant to Section 3.02(a) and the regular capital expenditures, all for the ensuing Fiscal Year, and a leasing plan for each of the Properties (which leasing plan shall include any proposed changes to the standard form lease; tenant requirements and rental rates; estimated improvements; costs of re-tenanting; leasing commissions; and other non-recurring extraordinary capital expenditures, if any, for the affected Property);
          (c) the amounts of proposed reserves and contingency funds;

          (d) the recommendation of the General Partner with respect to debt financing to be issued by the Company in the ensuing Fiscal Year;
          (e) the recommendation of the General Partner with respect to the sale of any one or more of the Properties in the ensuing Fiscal Year
          (f) the recommendation of the General Partner with respect to any New Developments to be initiated in the ensuing Fiscal Year, together with a summary of all ongoing development activities under any Development Management Agreements then in effect, and a proposed development budget for all such recommended and ongoing projects; and
          (g) such additional information as may be necessary or appropriate to fully inform the Partners of all matters relevant to the Company and, if their approval is required, to enable the Partners to make an informed decision with respect to their approval of such Plan, or as any Partner shall reasonably have requested;
          (h) and whenever necessary to reflect a material change in any of the information contained in the Annual Business Plan as last submitted to NYSCRF, the General Partner shall submit such changes to NYSCRF for its approval, and upon such approval, such amended Plan shall become the Annual Business Plan.
     6.04 Matters Requiring Approval of NYSCRF. In addition to any other matter pertaining to the Company set forth herein that requires the approval of NYSCRF and in addition to the right of NYSCRF pursuant to Section 6.18, the following actions or decisions with respect to or affecting the Company or Company’s assets shall require the approval of NYSCRF prior to any action by the General Partner (except to the extent that the matter in question is included in, and budgeted for or permitted by, other than in the case of Section 6.04(k), the then applicable Annual Business Plan):
[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     6.05 Hazardous Materials. The General Partner shall not knowingly conduct or authorize and shall use its reasonable efforts to prevent a release of Hazardous Materials at any of the Properties and shall promptly notify NYSCRF in writing of any pending or threatened investigation or inquiry by any governmental authority in connection with any Hazardous Materials relating to a Property or of the occurrence of a release of Hazardous Materials at any Property. The General Partner shall promptly notify NYSCRF in writing if the General Partner becomes aware of any release of Hazardous Materials in violation of law originating on the Property, or of any such release originating in a neighboring property that threatens the Property.
     6.06 Emergency Actions. In the event that it is necessary to make expenditures which are not provided for in the Annual Business Plan, or to take any other action which requires the approval of NYSCRF under Section 6.04, but which is required under emergency court order, executive order or legislation, or which the General Partner, in good faith, believes appropriate in an emergency to avoid risk to life or health or facilitate the preservation of any portion or all of the Company’s assets, and the General Partner reasonably determines that there is insufficient time to obtain such approval and that any delay in making such expenditures or taking such action could result in a violation of law or materially adversely affect the value of the Company assets or could materially increase the risk to life or health, then the General Partner shall be authorized to bind the Company for any expenditures or in any other action taken on behalf of the Company in such emergency. The General Partner shall notify NYSCRF of any exercise of its power and authority under this Section as soon as practicable thereafter.
     6.07 Regular Meetings.
          (a) The Partners shall meet annually at a time and place determined by the General Partner and reasonably approved by NYSCRF, for a report on the current Fiscal Year’s activities, a review of the most recent financial statements and, when available, a presentation of the next Fiscal Year’s Annual Business Plan, as well as to consider and decide such matters as may be specified by the General Partner or by prior written notice from any Partner to the General Partner. Without limiting the foregoing, the annual meetings shall include a discussion and analysis of (i) anticipated acquisitions and development activities for the ensuing year, and (ii) whether the Company should continue to hold or should sell each Property and any changes in the projected period of continuing to hold any portion or all of the Property. Reasonable notice shall be provided to the Partners of the time and place of such meeting and the matters to be decided or discussed. Any proposal requiring action of the Partners shall be provided to the Partners a minimum of ten (10) business days prior to such meeting. Participation in meetings may be by means of conference telephone call or similar telecommunications whereby all individuals participating in the meeting can hear, and speak to, each other at the same time.
          (b) Voting shall take place at meetings, provided, however, that any Partner may, at any time and without a meeting therefor, notify the General Partner of its vote on any matter requiring such vote, and the General Partner shall tabulate the vote and notify the Partners of such vote promptly thereafter. Voting under this Agreement shall take place in writing and the General Partner shall thereafter confirm the result of the vote of the Partners on any matter in writing.
          (c) Any action which may be taken by the Partners at any meeting may be taken without a meeting pursuant to written consent of all of the Partners.
     6.08 Special Meetings. Any Partner may call a special meeting of the Partners at any time. All of the provisions set forth above with respect to regular meetings shall also apply to any special meetings.
     6.09 Third Parties. Notwithstanding anything to the contrary contained herein, the General Partner may execute a certificate that, except in the case of any matter which requires the approval of NYSCRF pursuant to Section 6.04, may be conclusively relied upon by any third party (without any further inquiry whatsoever) stating that any action or proposed action does not require the approval or consent of the Partners under this Agreement or that such approval or consent has been obtained, and any action taken by the General Partner in connection therewith shall in fact be the act of, and bind, the Company. The foregoing shall not relieve the General Partner from any liability it may have to the Company or the Partners if, in fact, such action or proposed action did require the approval or consent of any Partner and such consent or approval was not obtained.
     6.10 Other Activities of Partners. Any Partner and its Affiliates may have other business interests and may engage in other business ventures of any nature or description whatsoever, whether presently existing or hereafter created, and whether or not competitive with the business of the Company or any Partner, provided, however, that during the term of this Agreement the General Partner and its Affiliates shall not acquire or own any office property in the DC Metropolitan Area, except as permitted in ARTICLE XIII below. The rights of NYSCRF under this Section 6.10 are personal to NYSCRF and shall not be enforceable by any assignee or transferee, whether voluntarily or involuntarily or by operation of law, of the rights of NYSCRF under this Agreement, other than a transferee of NYSCRF pursuant to Section 10.02(b).
     6.11 Withholding of Tax on Certain Company Distributions.
          (a) Unless treated as a Tax Payment Loan, any amount paid by the Company for or with respect to any Partner on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Company pursuant to the Code, the Regulations or any state or local statute, regulation or ordinance requiring such payment (a “Withholding Tax Act”) shall be treated as a distribution to such Partner for all purposes of this Agreement, consistent with the character or source of the income, profits or cash that gave rise to the payment or withholding obligation. To the extent that the amount required to be remitted by the Company under the Withholding Tax Act exceeds the amount then otherwise distributable to such Partner, unless and to the extent that funds shall have been provided by such Partner pursuant to the last sentence of this Section 6.11(a), the excess shall constitute a loan from the Company to such Partner (a “Tax Payment Loan”). Any such Tax Payment Loan shall be payable upon demand and shall bear interest, from the date that the Company makes the payment to the relevant taxing authority, at the lesser of: (i) the Prime Rate plus two percentage points per annum, or (ii) the highest rate permitted by applicable law, compounded monthly (but in no event higher than the highest interest rate permitted by applicable law). During such time as any Tax Payment Loan to any Partner (or the interest thereon) remains unpaid, all future distributions otherwise to be made to such Partner under this Agreement shall be distributed for such Partner’s account by applying the amount of any such distributions first to the payment of any unpaid interest on such Tax Payment Loan and then to the repayment of the principal thereof, and no such future distributions shall be paid to such Partner until all of such principal and interest has been paid in full, but all such amounts shall, for purposes of this Agreement, be treated as a distribution to such Partner. If the amount required to be remitted by the Company under the Withholding Tax Act exceeds the amount then otherwise distributable to a Partner, the Company shall notify such Partner at least five (5) Business Days in advance of the date upon which the Company would be required to make a Tax Payment Loan under this Section 6.11(a) (the “Tax Payment Loan Date”) and provide such Partner the opportunity to pay to the Company on or before the Tax Payment Loan Date, all or a portion of such deficit. If any Tax Payment Loan is not fully repaid before the earlier of (a) removal of the Partner receiving the Tax Payment Loan, or (b) liquidation of the Company, such Partner shall remit any remaining portion of the principal and interests payable on the Tax Payment Loan to the Company.

          (b) The General Partner shall have the authority to take all actions necessary to enable the Company to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this Section 6.11. Nothing in this Section 6.11 shall create any obligation on the General Partner to advance funds to the Company or to borrow funds from third parties in order to make any payments on account of any liability of the Company under a Withholding Tax Act.
     6.12 Unrelated Business Taxable Income. The General Partner shall use commercially reasonable efforts to avoid taking any action which it knows or reasonably should know would (a) cause any indebtedness of the Company to not qualify for the exception to “acquisition indebtedness” under Code Section 514(c)(9)(A), or (b) otherwise cause NYSCRF to have a substantial risk of recognizing UBTI (assuming, for this purpose, that NYSCRF is an organization subject to the tax imposed by Code Section 511(a)(1)), provided that any transaction which General Partner determines will create UBTI for NYSCRF shall require NYSCRF’s prior approval. By way of example and without limiting the generality of the foregoing, the General Partner shall use its best efforts to ensure that:
          (a) With respect to any lease executed on behalf of the Company:
               (i) The determination of the amount of rent shall not be expressed in whole or in part as a percentage of the income or profits derived by the lessee from the space leased (other than an amount based on a fixed percentage or percentages of gross receipts or gross sales);
               (ii) Not more than ten percent (10%) of the rent shall be expressly attributable to personal property, determined at the time the personal property is placed in service by the lessee (and not by reference to any allocation contained in the lease documents);
               (iii) If subleasing is permitted, the Company may not share in any net profit derived by the tenant from any sublease, and the tenant thereunder may not sublease all or any portion of its leasehold interest in violation of paragraph (i);
               (iv) No services shall be performed for the tenant other than services usually or customarily rendered to tenants in connection with office space; and
               (v) All tenant payments under the lease shall be designated as “rent” or “additional rent”.
          (b) The General Partner shall not engage in, or cause the Company to engage in, any activity that would cause all or any part of the Property to be considered stock in trade or other property of a kind which would properly be includable in inventory if on hand at the close of the taxable year or property held primarily for sale to customers in the ordinary course of a trade or business of the Company. NYSCRF acknowledges that a decision to sell or otherwise dispose of any property of the Company may cause the Company to engage in commercially reasonable sales activities and the Company and the General Partner are authorized to engage in such activities with respect to Company property to the extent that such sale is authorized or permitted under this Agreement.

          (c) With respect to any indebtedness incurred by the Company:
               (i) The price for any acquired or improved real property will be fixed at the time of the acquisition of the property or the time of the completion of any such improvement;
               (ii) The amount of any indebtedness or any other amount payable with respect to such indebtedness, or the time for making any payment of any such amount, shall not be dependent, in whole or in part, upon any revenue, income, or profits derived from such real property;
               (iii) Any property acquired by the Company will not be subsequently leased to the seller or to any person who bears a relationship to such seller that is described in Code Section 267(b) or 707(b);
               (iv) Any property of the Company will neither be acquired from nor leased to a person that bears a relationship to the Limited Partner or the Company which is described in subparagraph (C), (E) or (G) of Code Section 4975(e)(2) or a person that bears a relationship, which is described in subparagraph (F) or (H) of Code Section 4975(e)(2), to any person described in subparagraph (C), (E), or (G) of Code Section 4975(e)(2);
               (v) The Company will not incur indebtedness from any person described in Sections 6.12(c)(iii) or 6.12(c)(iv) in connection with any acquisition or any improvement to property; and
               (vi) The provisions of this Section 6.12(c) are intended to comply with the requirements of Code Section 514(c)(9)(B) and should be construed thusly.
     With respect to the foregoing: (A) NYSCRF acknowledges that the requirements of Section 6.12(a) above are satisfied with respect to all existing leases of space in the Properties in effect as of the date of this Agreement and with respect to the standard forms of “Multi-Tenant Office Lease” and “Single-Tenant Office Lease” generally utilized by Affiliates of the General Partner, copies of which the General Partner has previously provided to NYSCRF; and (B) the General Partner shall notify NYSCRF of any proposed changes in the structure or operation of the Company not set forth in the Annual Business Plan that might cause the Company or NYSCRF to incur UBTI, and such change shall not be made without the prior approval of NYSCRF.
     6.13 Prohibited Transactions.
          (a) The General Partner shall use best efforts to avoid taking action which it knows or reasonably should know would constitute a prohibited transaction (within the meaning of Code Section 4975(c)) and would cause NYSCRF (assuming, for this purpose, that NYSCRF is a “plan” within the meaning of Code Section 4975(e)(1)) or any Person who is a disqualified person (within the meaning of Code Section 4975(e)(2)) with respect to NYSCRF to incur a tax under Code Section 4975, without NYSCRF’s prior approval.

          (b) Notwithstanding any other provisions of this Agreement, other than Section 6.13(a), or any non-mandatory provision of the Act, any action of the General Partner on behalf of the Company or any decision by the General Partner to refrain from acting on behalf of the Company, based on an opinion of tax counsel selected by the General Partner and reasonably acceptable to NYSCRF that such action or omission is necessary or advisable in order to: (i) protect the ability of Liberty Property Trust, a Maryland real estate investment trust which is the general partner of the sole member of Liberty Washington Venture, LLC, to continue to qualify as a REIT under the Code, or (ii) avoid Liberty Property Trust incurring any material taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Partners.
          (c) At any time when a direct or indirect beneficial interest in the Company is owned by an entity that has elected to be taxed as a REIT under the Code, neither the Company nor any Subsidiary shall without the prior written consent of Liberty: (i) acquire any asset that is not described in Section 856(c)(4)(a) of the Code or any successor provision; (ii) enter into a loan secured by an interest in real property in which the Company would receive income from a “shared appreciation provision” as defined in Section 856(j)(5) of the Code; (iii) enter into a loan in which the interest income depends, directly or indirectly, in whole or in part, on the income or profits of any person for purposes of Section 856(f) of the Code; (iv) enter into any lease involving real property where any portion of the rents would be excluded from the definition of “rents from real property” under Section 856(d)(2) of the Code; or (v) sell any property which, when sold, would constitute property described in Section 1221(1) of the Code, except when the net selling price is less than $10,000. Notwithstanding the foregoing, if any of the provisions of Sections 856 or 857 of the Code are amended so that one of the requirements in clauses (i) through (v) above becomes irrelevant to the qualification of a REIT as a REIT under the Code and will not cause adverse tax consequences to a REIT if the requirement is not complied with, such provision shall no longer apply to the Company.
          (d) In making any determinations under this Agreement in which the classification of any entity as a “real estate investment trust” for federal income tax purposes is relevant, such determination or calculation shall be made by assuming that only the items reported on such entity’s federal income tax return are the items reported on the Partner’s Schedule K-1 received from the Company (or the entity’s distributive share of such items).
     6.14 Deemed Approval. NYSCRF shall be deemed to have approved and the General Partner shall not have any liability or responsibility under either Section 6.12 or Section 6.13, to the extent that the action which caused the Company or NYSCRF to incur UBTI or which constituted a prohibited transaction (a) received the approval of NYSCRF where such approval is required under this Agreement, or (b) resulted from the Company’s failure to take any action proposed by the General Partner and submitted to NYSCRF, if such failure was because such proposed action did not receive the approval of NYSCRF.
     6.15 Reporting Requirements. In addition to any other reporting obligations of the General Partner contained in this Agreement, the General Partner shall:
          (a) (1) notify NYSCRF of any material fire or other material damage to the Property, and in such event, arrange for an insurance adjuster reasonably acceptable to NYSCRF to view the Property before repairs are started, but in no event shall Manager settle any losses, complete loss reports, adjust losses or endorse loss drafts in excess of $250,000 without NYSCRF’s prior consent; and (2) promptly notify NYSCRF after the General Partner becomes aware of any significant personal injury or property damage occurring to or claimed by any tenant or third party on or with respect to the Property;
          (b) notify NYSCRF of the commencement of any action, suit or proceeding against NYSCRF, or against Manager with respect to the operations of the Property, or otherwise affecting the Property, other than routine tort claims covered by insurance;
          (c) on or before the 15th day of each month, prepare and submit to NYSCRF a progress report on leasing activities at the Property for the preceding period, such report to be in the format customarily used by the General Partner and its Affiliates for its own portfolio; and
          (d) notify NYSCRF when the General Partner receives written notice of any material violation of law at any portion of the Property, as well as provide NYSCRF with evidence that the non-compliance has been remedied.
     6.16 Action by Partners. Except as otherwise provided in this Agreement, any action required or permitted to be taken by the Partners shall require the unanimous consent or approval of the Partners, unless otherwise required by the Act.
     6.17 Right to Disclose Information. The General Partner shall not be in breach of its obligations under this Agreement or any other obligations or duties to NYSCRF at law or in equity (whether under a theory of fiduciary duty or otherwise) if the General Partner or its Affiliates files this Agreement (and some or all of the exhibits hereto) as an exhibit to a filing it may make with the Securities Exchange Commission or makes disclosures regarding the transactions governed by this Agreement to the extent the General Partner or its Affiliates reasonably believe necessary to enable the General Partner or its Affiliates to comply with federal and state securities laws and the regulations of the Securities Exchange Commission, the rules of any stock exchange, or in connection with any filing or registration made by Liberty Property Trust, an Affiliate of the General Partner, as the issuer of publicly traded securities, or as part of information provided to its investors and/or financial analysts.
     6.18 Contracts with Affiliates. NYSCRF, acting alone, shall have the right on behalf of the Company to send any notice of default or termination, to institute or settle legal proceedings and/or to take such other action as may be necessary or appropriate to enforce the rights and protect the interests of the Company pursuant to any agreement with the General Partner or an Affiliate of the General Partner or with respect to any other rights or remedies of the Company running against or in connection with the General Partner or Affiliate of the General Partner.
     6.19 Loan Provisions.
          (a) Each Partner shall, in its reasonable discretion, cooperate to amend this Agreement and the Certificate of Limited Partnership if required to comply with the requirements of any lender providing mortgage financing to the Company in accordance with this Agreement.

          (b) The Partners acknowledge that the Liberty Loan was provided to the Company, and that (with the consent of NYSCRF, as set forth in Section 6.04(l)) future financing may be provided to the Company or any Entity, and/or serviced by an Affiliate of the General Partner (the “Affiliate Lender”). As a result, the interests of the Affiliate Lender, in its capacity as a lender, may be different from, or in conflict with, the interests of the Partners or the interests of the Company or any of their respective Affiliates. In recognition of the foregoing and in consideration of the Affiliate Lender providing or facilitating any such loan, the Partners acknowledge and agree that the Affiliate Lender is and will be entitled to enforce its rights under any existing or future loan (and ancillary security) documents with the Company and/or any Entity and will be entitled to pursue any and all remedies to which it is entitled (including calling a default under, accelerating or foreclosing on any collateral securing, such loan) even if doing so would be detrimental to or create a conflict with the Company and/or such Entity or any of its Partners, and each of the Partners waives, to the fullest extent permitted by law, (i) any right to object to such enforcement, (ii) any right to assert a claim against the General Partner or its Affiliates as a result of such conflict of interest, and (iii) any claim for a breach of fiduciary duty, duty of loyalty, lender liability, equitable subordination or other claims relating to or arising from the fact that the Affiliate Lender and its Affiliates would have an interest, directly or indirectly, as both a creditor and a Partner of the Company. In addition, the classification and treatment for income tax purposes of the Liberty Loan and any other financing provided by an Affiliate of the General Partner as non-recourse debt or non-recourse liability shall be made and governed by the Code.
     6.20 Project Financing.
          (a) The Partners expect that the Company will obtain, or cause certain of the Entities to obtain, debt financing in such amounts, from such lenders, with such security and on such terms and conditions as shall be determined in accordance with this Agreement (collectively with the Assumed Financing, the “Project Financing”).
          (b) All Project Financing will be non-recourse to the Company and to all Partners, except that the General Partner may elect, in its sole discretion, to provide one or more guarantors (the “Guarantors”) acceptable to the lender to be personally liable for: (i) fraud, environmental liability, misapplication of tenant security deposits and other types of liabilities (collectively the “Non-Recourse Carve Outs”) to be set forth in the documents and instruments evidencing the Project Financing, pursuant to provisions acceptable to the Guarantors; and/or (ii) for such other liabilities, if any, under the loan as the Guarantors may elect in their sole discretion, pursuant to documents acceptable to the Guarantors. The personal obligations of the Guarantors as set forth in such loan documents are referred to herein as the “Recourse Obligations.” The Partners confirm that LPLP serves as the Guarantor of the Recourse Obligations with respect to the Assumed Financing and, with respect to the Assumed Financing for WillowWood I-II, Liberty Property Trust also serves as a Guarantor of the Recourse Obligations.
          (c) With respect to all sums that at any time may be paid by a Guarantor on account of the Recourse Obligations, the Partners agree that: (i) the Company shall indemnify, defend and hold the Guarantor harmless from and against all such liabilities and all costs and expenses arising therefrom, (ii) NYSCRF shall indemnify, defend and hold the Guarantor harmless from and against all such liabilities and all costs and expenses arising from the gross negligence, actual fraud, material, deliberate and willful breach of this Agreement, or intentional tortious misconduct of NYSCRF that triggers liability under the Recourse Obligations, and (iii) the Guarantor shall be subrogated to the rights of the holder of the Project Financing with respect thereto; provided, however, that the foregoing provisions of (i) and (ii) above shall not apply to any liabilities, costs or expenses of the Guarantor resulting from its or its Affiliate’s gross negligence, actual fraud, material, deliberate or willful breach of this Agreement, its guaranty of the Recourse Obligations or any other documents evidencing the Project Financing, or intentional tortious misconduct; and provided further that subrogation rights of the Guarantor shall be totally subordinated in all respect to the rights of the holder of the Project Financing and shall not be enforceable until satisfaction of all obligations of the Company and the borrower Entity under the Project Financing.
          (d) At any time while the Recourse Obligations are outstanding in whole or in part, the Company shall not be authorized to take, and the General Partner shall not permit the Company or any Entity to take, any action that would result in the triggering of liability under the Non-Recourse Carve Outs, without the prior written consent of the Guarantors, which may be withheld for any reason or no reason. Without limiting the generality of the foregoing, without the consent of the Guarantors, the Company and the Entity shall not be authorized to commence and the General Partner shall not commence, any voluntary proceeding for bankruptcy, reorganization or similar relief, and shall not consent to any involuntary petition for such relief if such action would trigger any liability under the Recourse Obligations. The Partners expressly waive any rights that they may have at any time, whether under a theory of fiduciary duty or under any other legal or equitable principle, to compel the Partnership or the Entity to commence a voluntary bankruptcy proceeding or themselves to initiate an involuntary bankruptcy proceeding, or to assert any claims against the General Partner or its Affiliates for the failure to file a voluntary proceeding.
     6.21 Title Holding Subsidiaries. Title to each Property may be held by a separate, single purpose, limited liability company or partnership that is wholly owned by, and whose only members, partners and/or managers are, the Company and other limited liability companies wholly owned (directly or indirectly) by the Company (each a “Title Holding Subsidiary”). It shall be the General Partner’s duty and responsibility to duly form and maintain each Title Holding Subsidiary and cause each Title Holding Subsidiary to be and remain in good standing in its state of organization and qualified to do business in each jurisdiction in which it owns property or otherwise conducts business, to obtain appropriate employer and/or tax identification numbers (to the extent required) for the Title Holding Subsidiary, and the like. The rights, duties, responsibilities and authority of the Partners with respect to Title Holding Subsidiaries and Properties owned through a Title Holding Subsidiary shall be identical to their respective rights, duties, responsibilities and authority with respect to the Company and Properties owned directly by the Company. Any provision of this Agreement giving the Partners the right or authority to take any action or refrain from taking any action, or cause the Company to take any action or refrain from taking any action, shall be interpreted to give them the identical right or authority with respect to the appropriate Title Holding Subsidiary. Any provision of this Agreement imposing any duty or responsibility on the Partners, or limiting their respective rights or authority, with respect to Properties owned directly by the Company shall be interpreted to impose the identical duty, responsibility or limitation on them with respect to Properties owned through a Title Holding Subsidiary. The operating agreement for each Title Holding Subsidiary shall be in a form approved by the Partners.
     6.22 Ratification of Recitals. The Recitals set forth on Exhibit H to this Agreement are incorporated herein by reference. The Partners hereby ratify and consent to the transactions described in the Recitals to this Agreement.
ARTICLE VII
COMPENSATION OF PARTNERS; PAYMENT OF COMPANY EXPENSES
     7.01 Compensation from Company. The Company shall pay to the General Partner (or its Affiliate) the sum of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] annually as an administrative fee in compensation for the General Partner’s services required hereunder. Except as aforesaid and as provided in Section 7.02, no Partner shall receive any compensation from the Company for any services rendered in its capacity as a Partner. Nothing contained herein shall prevent (i) a Partner from receiving reasonable compensation for any services rendered to the Company in a non-Partner capacity or from receiving distributions under ARTICLE V, (ii) the General Partner or its Affiliate from receiving fees pursuant to the Development Management Agreement, or (iii) the General Partner or its Affiliate from receiving fees for managing or leasing all or a portion of the Property pursuant to the Management and Leasing Agreement.
     7.02 Company Expenses.
          (a) The Management and Leasing Agreement shall require the General Partner or its Affiliate, at its expense and without reimbursement from the Company, to provide the Company with adequate personnel and office space and all necessary office furnishings and equipment and shall pay the salaries and other compensation of such personnel and the cost of telephone service, heat and other utilities and other items of an overhead and administrative nature.
          (b) The Company shall bear all other costs and expenses incurred in connection with the management and operation of the business and affairs of the Company, or in carrying out the business, purposes, and objectives of the Company, including without limitation, costs associated with a proposed transaction that is not consummated for any reason whatsoever. Without limiting the foregoing, the Company shall bear the costs of all third-party vendors who provide services to the Company (including without limitation auditors, tax consultants and attorneys). Subject to Sections 6.04(a) and 6.04(b) to the extent the General Partner or its Affiliates are able to provide such services to the Company, the General Partner may (subject to the prior approval of NYSCRF) provide such service to the Company, and the Company will compensate the General Partner or its Affiliates at a level that will reimburse the direct costs of those services, plus a reasonable allocation of overhead related to providing such services.

ARTICLE VIII
COMPANY BOOKS, RECORDS AND STATEMENTS
     8.01 Books and Records. The General Partner shall establish and maintain accurate, full and complete Company records and books of account showing assets, liabilities and the Capital Accounts of the Partners, revenues and expenditures, and all other aspects of the operations, transactions and cash flows of the Company in accordance with generally accepted accounting practices and principles consistently applied. The Company shall use the standard accounting software utilized by the General Partner and its Affiliates for properties in their own portfolio to keep the accounting books and records of the Company. The General Partner shall also maintain books sufficient to show the computation of any fees payable pursuant to the Management and Leasing Agreement and the Development Management Agreement. The Company’s books and accounts shall be maintained at the principal office of the Company, with copies thereof at such other place or places, if any, as may be required by law, and any Partner shall have access to the Company books during ordinary business hours.
     8.02 Method of Accounting. The Company shall use generally accepted accounting principles, consistently applied, unless otherwise required by applicable law. Any other or supplemental accounting practices or policies shall be subject to the reasonable approval of NYSCRF.
     8.03 Fidelity and Other Bonds. If requested by either Partner, the General Partner shall obtain or cause to be obtained, at the Company’s expense, fidelity and other bonds with reputable surety companies covering all persons who are signatories on bank accounts of the Company, which bonds shall indemnify and defend the Partners against any loss resulting from fraud, theft, dishonesty or other wrongful acts of such persons and shall be in form and substance satisfactory to the Partners.
     8.04 Financial Statements; Appraisals and Other Information. The General Partner shall cause the Company to deliver, timely, to NYSCRF, the following:
          (a) On an annual basis within sixty (60) days after the close of each Fiscal Year, annual audited statements of the operation of the Company, including the following:
               (i) Balance Sheet prepared on an accrual basis;
               (ii) Income Statement prepared on an accrual basis;
               (iii) Statement of Cash Flows;
               (iv) Statement of Changes in Partners’ Equity; and
               (v) Notes to the financial statements as appropriate;
all certified to be correct by the General Partner, together with the opinion of the Auditor with respect thereto, containing a detailed explanation of all qualifications, if any, contained in such opinion. If the General Partner is aware that the Auditor’s opinion will be issued with qualifications, the General Partner shall cause drafts of the opinion and the financial statements to be forwarded to NYSCRF promptly after receipt of such drafts by the General Partner.
               (vi) Such additional financial statements, reports and other information as NYSCRF may reasonably request; and
               (vii) Report of Independent Public Accountants in substantially the form shown in the Exhibit J.
          (b) On a monthly basis, by the [The confidential material contained herein has been omitted and has been separately filed with the Commission.] business day of each calendar month for the preceding calendar month, the following, unaudited, but all in reasonable detail and certified to be correct by the General Partner, and in an electronic format on a Property-by-Property basis:
               (i) A current rent roll in form satisfactory to NYSCRF;
               (ii) Balance Sheet, prepared on an accrual basis;
               (iii) Income Statement, prepared on an accrual basis;
               (iv) Budgetary operating statement on a consolidated basis for all Properties, showing variances from the operating budget together with explanations of any variances in excess of the greater of $5,000 in any line item or 5% of the annual amount budgeted for such line item;
               (v) A Leasing Update in substantially the format attached hereto as Exhibit G; and
               (vi) Such interim financial statements, reports and other information as NYSCRF may reasonably request.
          (c) No later than thirty-five (35) days after the end of each quarter of each Fiscal Year, the General Partner shall prepare and submit to the Partners an unaudited income statement and balance sheet as of the end of such quarter and a statement of the Capital Accounts for each Partner, and a report on all lawsuits filed by and served or threatened in writing against the Company, the General Partner or the Property during such prior quarter.
          (d) To the extent any of the financial statements or reports provided pursuant to paragraphs (b) or (c) above (other than the statement of Capital Accounts) is presented on a consolidated basis as among all the Properties, the General Partner shall also cause such statements and reports to be broken down on a Property-by-Property basis.
          (e) On an annual basis, promptly after the filing thereof, copies of all tax returns or information returns of the Company to the extent necessary to show any income, distributions, payments, deductions, or expenses related to or arising out of the ownership or operation of a Project. At least thirty (30) days prior to filing, the General Partner shall provide drafts of all tax returns to NYSCRF.

          (f) Within fifteen (15) days after the end of a policy year or policy term for each policy of insurance required to be maintained with respect to the Property, a written report or certificate showing the following:
               (i) The name of the insurer;
               (ii) The risks insured;
               (iii) The amount of coverage provided by the policy;
               (iv) The expiration date of the policy; and
               (v) For insurance covering property damage, the property insured, the then-current replacement cost of such property, and the basis upon which such cost was calculated provided that no appraisal shall be required for such report or certificate.
          (g) The General Partner shall cause the Properties to be appraised by an independent qualified appraiser designated by the General Partner (i) at the expense of the Company at such times as any secured lender requires, and (ii) at any other time whenever requested to do so by any Partner, at the expense of such Partner.
          (h) The General Partner shall cooperate with, and assist NYSCRF in obtaining, at the expense of NYSCRF, any information that it requests in order to properly value the Company’s assets and its Partnership Interest. Such information may include, by way of illustration, information obtainable from an environmental investigation or other physical inspection of the Properties.
          (i) NYSCRF shall have the right, at its sole expense, to cause an audit of the records of the Company to be conducted by accountants selected by NYSCRF. In the event that such audit discloses that any payments or reimbursements in favor of NYSCRF or the Company should be adjusted by five percent (5%) or more, the General Partner shall reimburse NYSCRF for its reasonable out of pocket costs incurred in conducting the audit.
     8.05 Bank Accounts. All funds received by the Company shall be deposited in the name of the Company in such checking and savings accounts, time deposits or certificates of deposit, or other accounts or instruments at such financially sound commercial banks, savings banks and savings and loan institutions not then controlled, directly or indirectly, by the General Partner and its Affiliates, as may be designated by the General Partner. The signatories for such accounts and instruments shall be representatives of the General Partner.
     8.06 Tax Matters.
          (a) The General Partner shall cause to be prepared and filed timely all informational and other tax returns required to be filed by the Company, and shall deliver copies thereof to the Partners promptly thereafter. All such returns shall be prepared by or reviewed by the Auditor.

          (b) The General Partner is hereby designated as the “Tax Matters Partner” under Code Section 6231(a)(7). The Tax Matters Partner shall manage audits of the Company conducted by the Internal Revenue Service or other governmental agency pursuant to the audit procedures under the Code and the regulations issued thereunder, provided that the Tax Matters Partner shall not settle any matter with the Internal Revenue Service or other governmental agency without the consent of NYSCRF, which consent shall not be unreasonably withheld. The Company, through the Tax Matters Partner, is authorized to cooperate with and to monitor the Internal Revenue Service in any audit that the Internal Revenue Service may conduct of the Company’s books and records and information or other returns filed by the Company. The Tax Matters Partner shall take all actions necessary to preserve the rights of the Partners with respect to audits and shall provide the Partners with any notices of such proceedings and other information as required by law. The Tax Matters Partner shall keep the Partners timely informed of its activities under this Section. The Company, through the Tax Matters Partner, may similarly cooperate with and monitor any audit by any other governmental authority and prepare and file protests or other appropriate responses to such audits. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Company. Any additional expenses with respect to judicial review of adverse determinations in connection with any such tax audits or the defense of any Partner against any claim asserted by the Internal Revenue Service or other tax authority of additional tax liability arising out of its ownership of its interest in the Company shall be borne by the Partner who wishes to proceed with such judicial review or defense. Unless otherwise expressly prohibited or restricted pursuant to this Agreement, the Tax Matters Partner may make, refrain from making, or revoke any and all tax elections which it may deem appropriate, in its sole discretion, on behalf of the Company.
          (c) Neither the Company nor any Partner shall take any action that would result in the Company being taxed as other than a “partnership” for federal income tax purposes, including (but not limited to) electing to be taxed as other than a “partnership” by making such an election on Form 8832, “Entity Classification Election.”
     8.07 Certain Elections.
          (a) In the event that a distribution of any of the Company’s assets is made in the manner provided in Code Section 734, where a transfer of an interest in the Company permitted by this Agreement is made in the manner provided in Code Section 743, or in any other circumstance permitting an election to be made under Section 754 of the Code, then, upon the request and at the expense of any Partner, the Company shall file an election under Code Section 754, in accordance with procedures set forth in the applicable Regulations. The Partners’ Capital Accounts shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(m). Each Partner shall provide the Company with all information necessary to give effect to any election under Code Section 754.
          (b) In the event of any change in the Code or Regulations which could affect any Partner and with respect to which the Company may elect to either have such change apply, or not apply, then the Company will make such election or not make such election in a manner that the tax provisions contained in this Agreement shall remain in effect unless all of the Partners agree that the Company should make such election or not make such election in another manner; provided, however, that if NYSCRF (at its expense) obtains an opinion, from recognized tax counsel selected by NYSCRF and reasonably satisfactory to the General Partners, that solely on account of the Company’s making the election or the Company’s failing to make the election will (based upon the assumptions set forth in Section 6.12) cause (i) the allocations to NYSCRF under ARTICLE IV to be UBTI, (ii) NYSCRF no longer to be a “qualified organization” (within the meaning of Code Section 514(c)(9)(C)), or (iii) any indebtedness of the Company to not qualify for the exceptions to “acquisition indebtedness” under Code Section 514(c)(9)(A), then the Company shall make such election or refrain from making such election in the manner specified by NYSCRF, and the Partners shall promptly modify this Agreement in a manner to maintain as nearly as possibly the same economic effect on the Partners as would have existed had such election been made or not been made, as the case may be, to the maximum extent permitted by applicable law, but in no event shall such change have a negative economic impact on the General Partner.
          (c) ERISA Representations. NYSCRF, in connection with representations made or that may be made to one or more Lenders regarding the status of the Company as not being an employee benefit plan as defined in ERISA, and regarding the Company’s assets not being considered to be “plan assets” pursuant to certain Department of Labor Regulations, represents and warrants to the Company and the General Partner that NYSCRF is a governmental plan as defined in section 3(32) of ERISA.
ARTICLE IX
DEFAULT PROVISIONS
     9.01 Events of Default. The occurrence of any one or more of the following events (each a “Default”) caused or suffered by any Partner shall constitute a default (subject to the grace periods provided for herein) under this Agreement:
          (a) The failure of such Partner to pay any portion of any Capital Contribution required to be made by it within ten (10) days of the date when due;
          (b) The failure of such Partner to perform or comply with any of the material covenants, conditions and agreements of this Agreement or the Contribution Agreement to be performed or complied with by such Partner other than as set forth in (a) above and to cure such failure within the time specified in Section 9.02;
          (c) The Bankruptcy of such Partner;
          (d) In the case of the General Partner, the attachment, execution or other judicial seizure of more than $50,000 of such General Partner’s assets related to the Company, which attachment, execution or seizure remains undischarged after fifteen (15) days, unless (i) such Partner posts a sufficient bond within such fifteen (15) day period or (ii) such attachment, execution or seizure does not have a material effect on such Partner’s ability to satisfy its obligations hereunder.
     9.02 Grace Period. With respect to any Default under Section 9.01(b), the Partner causing or suffering such Default shall have a grace period of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] days after receipt of written notice of such Default to cure such Default, provided, however, that (a) if such Default is curable but cannot with due diligence and in good faith be cured within such [The confidential material contained herein has been omitted and has been separately filed with the Commission.] day period and (b) if such Partner forthwith upon notice of such Default commences and proceeds with due diligence and in good faith to cure such Default and thereafter completes the full cure of such Default, the grace period with respect to such Default shall be extended for such period as may be necessary for the curing of such Default with due diligence and in good faith, not to exceed [The confidential material contained herein has been omitted and has been separately filed with the Commission.] days.
     9.03 Remedies Reserved. Upon any Default by any Partner, such Partner shall no longer have the right to vote on, consent to, approve or otherwise take part in any decision of the Partners, and, in addition, the other Partners shall each have the rights and remedies specified herein as well as those available to non-defaulting Partners as a matter of law or equity; provided, however, that if the defaulting Partner is the General Partner, then it shall continue to have all of the management rights of the General Partner under this Agreement, and provided further than if the default by the General Partner constitutes fraud, the General Partner’s management of the affairs of the Company shall be subject to the reasonable oversight of the Advisor.
ARTICLE X
TRANSFER OF PARTNERSHIP INTERESTS;
SALE OF PROPERTY
     10.01 Transfer.
          (a) The term “Transfer,” when used with respect to a Partnership Interest, shall include any direct or indirect sale, assignment, gift, bequest, succession through intestacy, pledge, hypothecation, mortgage, exchange, or other disposition, except that such term shall not include: (i) any pledge or mortgage of a Partnership Interest or other hypothecation of or granting of a security interest in a Partnership Interest in connection with any financing obtained by or on behalf of the Company and approved pursuant to Section 6.04(l) of this Agreement, or (ii) the sale, issuance, assignment, gift, bequest, succession through intestacy, pledge, hypothecation, mortgage, exchange, or other disposition of shares of beneficial interest in Liberty Property Trust or of limited partnership units in Liberty Property Limited Partnership (or their respective successors through merger, consolidation or sale of all or substantially all of the assets or beneficial interests). For purposes of the foregoing, a change in the trustee of any trust that is a Partner or an Affiliate of any Partner shall not be treated as a Transfer.
          (b) Except as provided in Section 10.02, no Partner may Transfer its Partnership Interest, in whole or in part, directly or indirectly, without the approval of the other Partners and, if required by any loan documents entered into by the Company, any third party lender. Any Transfer or purported Transfer of any Partnership Interest not made in accordance with the foregoing shall be null and void and in breach of this Agreement.

     10.02 Approved Transfers.
          (a) Anything in Section 10.01 to the contrary notwithstanding, the General Partner may, without the consent of the other Partner, undergo a Transfer, in whole but not in part: [The confidential material contained herein has been omitted and has been separately filed with the Commission.]
          (b) Anything in Section 10.01 to the contrary notwithstanding, NYSCRF may, without the consent of the other Partner [The confidential material contained herein has been omitted and has been separately filed with the Commission.]
          (c) Upon any Transfer undertaken in accordance with Section 10.02, the transferring Partner shall promptly deliver to the non-transferring Partner (i) an assignment and assumption agreement, in form and substance reasonably acceptable to the non-transferring Partner, whereby the transferring Partner assigns, and the transferee accepts and assumes, all of the transferring Partner’s rights, obligations and liabilities hereunder, and (ii) the other instruments contemplated by Sections 10.04(b)-(f); provided the requirements of Section 10.04(a) shall not apply to any such Transfer. Upon the delivery to the non-transferring Partner of the instruments referenced in clauses (i) and (ii) above, if the transfer results in a new Partner (as opposed to the acquisitions of interests in the existing Partner), the transferring Partner shall withdraw from the Company in accordance with Section 10.03 and be released from all liability hereunder, and the transferee shall be deemed admitted as a Partner pursuant to Section 10.04 and shall be deemed to have assumed all of the rights, duties, obligations and liabilities of the transferring Partner under this Agreement.
          (d) Anything in this Section 10.02, or otherwise in this Agreement, to the contrary notwithstanding, no Transfer or assignment of a Partnership Interest shall be made (i) if such Transfer is effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or such Transfer causes the Company to be taxed as a “publicly traded partnership” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code; or (ii) if such Transfer, in the opinion of counsel selected by the General Partner and reasonably acceptable to NYSCRF, would not allow Liberty Property Trust to continue to be taxed as a REIT under the Code or would subject Liberty Property Trust to any material taxes under Sections 857 or 4981 of the Code..
     10.03 Withdrawal of a Partner. A Partner may voluntarily withdraw from the Company only upon a Transfer of all of such Partner’s Partnership Interest in accordance with this

ARTICLE X. If any Partner withdraws from the Company in violation of this Agreement, it shall not be entitled to any distributions from the Company as a result of such withdrawal, but shall remain entitled to those distributions it would be entitled to receive had the withdrawal not occurred.
     10.04 Admission of Transferee as a Partner. Any Person to whom all of a Partnership Interest has been transferred pursuant to Section 10.01(b) or Section 10.02 shall be admitted as a substituted Partner as a result of such transfer to the extent of the Partnership Interest so transferred only upon the satisfaction of all of the following conditions:
          (a) The unanimous approval of the other Partners, provided however, that no Partner shall unreasonably withhold its approval to any transferee becoming a substituted Partner if such transferee in the reasonable judgment of the General Partner has (together with any guarantor of its obligations) a net worth sufficient to fund any outstanding obligations it might have under this Agreement and expressly agrees in writing to fulfill such obligations;
          (b) Such transferee’s written acceptance of, and written agreement to be bound by, all of the terms and provisions of this Agreement;
          (c) Reasonable evidence of the authority of such transferee to become a Partner and to be bound by all of the terms and provisions of this Agreement;
          (d) The approval of any third party lender if required by any loan documents entered into by the Company;
          (e) An opinion of counsel reasonably satisfactory to counsel for the Company that such transfer, and the transferee’s participation in the Company as a Partner, will not (A) adversely affect the status of a Partner as a REIT (if it is not the transferor), or (B) violate any then applicable Federal or other securities laws or the rules and regulations of the Securities and Exchange Commission or the securities commission of any other jurisdiction; and
          (f) The satisfaction of such additional requirements as any Partner may reasonably determine to assure itself that neither it nor the Company will incur any new or additional liability or obligation as a result of such transfer or purchase.
Anything herein to the contrary notwithstanding, any transferee who does not become a substituted Partner shall be only entitled to receive the share of Profits, Losses and distributions of the Company to which the transferor was entitled with respect to the Partnership Interest so transferred, and shall not have any right to vote on, consent to, approve or otherwise take part in any decision of the Partners, or to any of the other rights associated with the ownership of such Partnership Interest.
     10.05 Admission of Additional Partners. Notwithstanding anything to the contrary contained in this Agreement, no Person may be admitted as an additional Partner without the unanimous approval of each the Partners, which approval may be withheld in the sole discretion of such Partner.

ARTICLE XI
DISSOLUTION AND LIQUIDATION
     11.01 No Dissolution, etc. The Company shall not be dissolved by the admission of any new or additional Partner, and the Partners hereby waive any right they may have to seek a partition of the Company Assets or to dissolve the Company except in accordance with this Agreement.
     11.02 Events Causing Dissolution. Subject to Section 11.03, the Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:
          (a) The sale or other disposition by the Company of all or substantially all of the Company’s assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the Company under any promissory notes or other evidences of indebtedness taken by the Company in connection with such sale or other disposition (unless the General Partner shall elect, with the approval of NYSCRF, to distribute such indebtedness to the Partners in liquidation);
          (b) The withdrawal (except in accordance with Section 10.03), liquidation, dissolution or Bankruptcy of the General Partner; or
          (c) The occurrence of any event not specified above that, under the Act or other applicable laws, would cause the dissolution of the Company or that would make it unlawful for the business of the Company to be continued.
For purposes of this Agreement, the term “Bankruptcy” shall mean, and a Partner shall be deemed “Bankrupt” upon, (i) the entry of a final and appealable decree or order for relief of such Partner by a court of competent jurisdiction in any involuntary case involving such Partner under any bankruptcy, insolvency, or other similar law now or hereafter in effect and the expiration of the applicable appeals period without any appeal being filed; (ii) the appointment of a receiver, liquidator, assignee for the benefit of creditors, custodian, trustee, sequestrator, or other similar agent for such Partner or for any substantial part of such Partner’s assets or property; (iii) the entry of a final non-appealable order for the winding up or liquidation of such Partner’s affairs by a court of competent jurisdiction in any involuntary case involving such Partner under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (iv) the filing with respect to such Partner of a petition in any such involuntary bankruptcy case which petition remains undismissed for a period of 90 days; (v) the commencement by such Partner of a voluntary case under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (vi) the consent by such Partner to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar agent for such Partner or for any substantial part of such Partner’s assets or property; or (vii) the making by such Partner of any general assignment for the benefit of creditors.
     11.03 Rights to Continue Business of Company. Upon an event described in Sections 11.02(a), 11.02(b) or 11.02(c) (but not an event described in Section 11.02(c) that makes it unlawful for the business of the Company to be continued), the Company thereafter shall be dissolved and liquidated unless, within 90 days after the event described in such Section, an election to reconstitute and continue the business of the Company shall be made in writing by all of the Partners.
     11.04 Dissolution. Except as otherwise provided in Section 11.02 and Section 11.03, upon the dissolution of the Company, the General Partner (or if the dissolution is caused by the withdrawal or Bankruptcy of the General Partner, then the Person designated as liquidating trustee by the remaining Partners, which liquidating trustee shall have all of the powers of the General Partner under this Agreement for purposes of winding up the affairs of the Company) shall promptly notify the Partners of such dissolution.
     11.05 Liquidation.
          (a) Except as otherwise provided in Section 11.03, upon the dissolution of the Company, the General Partner (or other Person responsible for winding up the affairs of the Company) shall proceed without any unnecessary delay to sell or otherwise liquidate the Company’s assets and pay or make due provision for the payment of all debts, liabilities, and obligations of the Company.
          (b) After adequate provision has been made for the payment of all debts, liabilities, and obligations of the Company, the General Partner (or other Person responsible for winding up the affairs of the Company) shall distribute the net liquidation proceeds to the Partners in accordance with ARTICLE V.
     11.06 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 11.05 in order to minimize any losses otherwise attendant upon such a winding up.
     11.07 Termination of Company. Except as otherwise provided in this Agreement, the Company shall terminate when all of the Company’s assets shall have been converted into cash and the net proceeds therefrom, as well as any other liquid assets of the Company, after payment of or due provision for the payment of all debts, liabilities, and obligations of the Company, shall have been distributed to the Partners as provided for in Section 11.05, and all instruments recorded or filed in the manner required by the Act.
ARTICLE XII
BUY-SELL
     12.01 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     12.02 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

     12.03 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]
     12.04 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]
     12.05 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]
ARTICLE XIII
ACQUISITIONS, NEW DEVELOPMENTS AND REDEVELOPMENTS
     13.01 Exclusive Operations Except as expressly provided for in this ARTICLE XIII, neither the General Partner nor its Affiliates shall, directly or indirectly, purchase, develop or redevelop office properties within the DC Metropolitan Area.
     13.02 Yield Parameters. The Company’s initial yield parameters are summarized in Exhibit I. Modification of these parameters shall be subject to the approval of both the General Partner and NYSCRF.
     13.03 New Acquisitions.
          (a) The General Partner may propose from time to time in a written recommendation (an “Acquisition Plan”) to NYSCRF that the Partnership acquire from a third party one or more of the following: (i) land in the DC Metropolitan Area that is suitably zoned and entitled (with the exception of site plan approval and building permits) for development as an office building and which upon acquisition by the Company would be treated as a Vacant Land Property under this Agreement, (ii) land and improvements in the DC Metropolitan Area that are intended to be rehabilitated as a Redevelopment Property, or (iii) a Functional Office Property in the DC Metropolitan Area. The Acquisition Plan shall contain: (i) the maximum purchase price the General Partner would cause the Company to pay for the subject property, (ii) a description of the office market within which such property or properties are located, (iii) a summary of the existing leases (if any) of space within such property or properties, and (iv) with respect only to an Acquisition Plan relating to a proposed Redevelopment Property, a preliminary capital budget for the renovation costs and a preliminary estimate of the stabilized rentals projected to be generated from such property after completion of the renovations. NYSCRF will respond with its approval or disapproval of each Acquisition Plan (or of each property that is the subject thereof, if more than one) within twenty-five (25) days after receipt of the Acquisition Plan (and NYSCRF shall have the full 25 day period to respond and elect to participate in the project even if a shorter period is indicated or identified by the Acquisition Plan). If NYSCRF fails to respond in such twenty-five (25) day period, it shall be deemed to have disapproved such Acquisition Plan. The Company shall not undertake the acquisition of any land or buildings unless the acquisition has been recommended by the General Partner and approved by NYSCRF, either pursuant to the Annual Budget process or pursuant to an Acquisition Plan. Due diligence respecting the acquisition of Vacant Land, property suitable as Redevelopment Property and Functional Office Property shall be undertaken in accordance with the procedures set forth on Exhibit K.
          (b) If the General Partner identifies land in the DC Metropolitan Area that may be suitable for development as an office building but requires rezoning or other entitlements that are not available as a matter of right as a condition to such a development and use (a “Speculative Parcel”), the General Partner (or its Affiliate) shall be free to acquire the Speculative Parcel for its own account and to pursue all appropriate rezoning, variances or other entitlements necessary for such development and use. If the General Partner subsequently determines that the necessary entitlements will not be readily obtainable or that the Speculative Parcel is not otherwise suitable or feasible for development as an office building, the General Partner (or its Affiliate) shall be free to sell the Speculative Parcel to any third party on terms acceptable to the General Partner and such third party. If the General Partner subsequently obtains the necessary entitlements for development and use of the Speculative Parcel as an office building, the General Partner (or its Affiliate) shall offer the Speculative Parcel for sale to the Company at a price equal to the fair market value of the Speculative Parcel, and the General Partner shall prepare and submit to NYSCRF an Acquisition Plan with respect thereto. The General Partner and NYSCRF shall endeavor in good faith to agree upon the fair market value of the Speculative Parcel (as approved with such entitlements), but in no event shall the fair market value of the Speculative Parcel be less than the sum of (i) the purchase price paid therefor by the General Partner, plus (ii) all carrying costs incurred with respect to the Speculative Parcel, plus (iii) all out of pocket costs incurred by the General Partner to obtain the necessary entitlements. If the parties fail to agree on the fair market value of the Speculative Parcel within sixty (60) days after the submission of the aforementioned Acquisition Plan, the parties shall endeavor in good faith to select a qualified appraiser with substantial appraisal experience in the DC Metropolitan Area commercial real estate market to determine the fair market value of the Speculative Parcel, and the determination of such appraiser shall be final. If the parties do not agree on the designation of a single appraiser, each party shall appoint a separate qualified appraiser, and the appraisers so appointed shall mutually select a third qualified appraiser with substantial appraisal experience in the DC Metropolitan Area commercial real estate market, and the determination of fair market value by such third appraiser shall be final
          (c) If NYSCRF disapproves the acquisition of the Speculative Parcel or a parcel identified as the subject of an Acquisition Plan (an “Acquisition Parcel”) by the Company, the General Partner (or its Affiliate) shall be free to acquire and develop the Speculative Parcel or Acquisition Parcel for its own account substantially in accordance with the information submitted to NYSCRF in the Acquisition Plan.
     13.04 Initiation of New Developments and Redevelopments. Upon the General Partner’s determination that it is appropriate to initiate a New Development on any of the Vacant Land Properties or to initiate the rehabilitation of a Redevelopment Property (a “Redevelopment”), the General Partner shall so notify NYSCRF in writing, which notice shall be accompanied by the following (collectively, a “Development Plan”): (a) Preliminary Plans and Specifications, (b) leasing commitments, if any, (c) a Preliminary Project Budget, including a pro forma operating budget, (d) a description of the office market and leasing conditions for the market in which the New Development or Redevelopment is located, (e) a proposed Sources and Uses of Funds, identifying any construction financing proposed by the General Partner for funding some or all of the costs of such project, and (f) any other information in the General Partner’s or its Affiliates’ possession which would be relevant to NYSCRF’s decision to approve the Company’s proceeding with such New Development or Redevelopment. Within thirty-five (35) days after receipt, NYSCRF shall elect either (i) to fund its Percentage Interest of the cost of the New Development or Redevelopment pursuant to Section 3.02(a) and approve the General Partner or its Affiliate acting as Development Manager pursuant to a Development Management Agreement, or (ii) to permit the General Partner or its Affiliate to develop the designated site for its own account. If NYSCRF fails to respond within such thirty-five-day period, it shall be deemed to have made the election under clause (ii) above. Due diligence respecting the construction of improvements on Vacant Land shall be undertaken in accordance with the procedures set forth on Exhibit L.
     13.05 [The confidential material contained herein has been omitted and has been separately filed with the Commission.]
     13.06 Disapproval of Proposed New Development or Redevelopment. If NYSCRF does not approve a New Development or Redevelopment, the General Partner or its Affiliate may, within thirty (30) days after NYSCRF has disapproved the New Development or Redevelopment or after expiration of the period during which NYSCRF is required to notify the General Partner of its approval, purchase the Vacant Land Property or Redevelopment Property (whichever is appropriate) on which the New Development or Redevelopment was proposed by the General Partner, for purposes of developing it in accordance with the Development Plan that was submitted to NYSCRF under Section 13.04. The purchase price (the “GP Price”) shall be the sum of (i) the cost to the Company for such Property, (ii) all non-interest carrying costs incurred by the Company related to its ownership of such Property such as real estate taxes, security, maintenance and insurance, (iii) interest on the amount referenced in (i) at the simple rate of seven percent (7%) per annum from the date of the Company’s acquisition of the subject Property, and (iv) all transfer costs incurred as part of the conveyance, with the exception of title costs and transfer taxes, which shall be shared by the Company and the General Partner, as seller and buyer respectively, in a manner consistent with local custom.
     13.07 First Refusal and Repurchase Rights. With respect to any New Development or Redevelopment that is disapproved (or deemed disapproved) by NYSCRF pursuant to Section 13.04 and with respect to which the General Partner or its Affiliate has elected to purchase the underlying Property as permitted in Section 13.06, the Company and NYSCRF shall have the following rights, which will be memorialized in an instrument placed of record against the Property being transferred:
          (a) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]
          (b) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]
          (c) [The confidential material contained herein has been omitted and has been separately filed with the Commission.]

ARTICLE XIV
MISCELLANEOUS PROVISIONS
     14.01 Additional Actions and Documents. Each Partner shall take or cause to be taken such further actions and shall execute, acknowledge, deliver, and file such further documents and instruments, and use reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to maintain the Company pursuant to the terms and conditions of this Agreement.
     14.02 Notices. All notices, demands, requests or other communications (collectively, “Notices”) which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, facsimile transmission (at the number set forth below on the signature page, with the original to be sent the same day by mail as provided above) or by Federal Express or other recognized overnight delivery service addressed to the recipient at its address set forth below (or at such other address as the recipient may have theretofore designated in writing). Each Notice which shall be hand delivered or mailed in the manner described shall be deemed sufficiently given, served, sent, received, or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive (but not exclusive) evidence of such delivery or at such time as delivery is refused by the addressee upon presentation). Each Notice which shall be by facsimile transmission in the manner described above shall be deemed sufficiently given, served, sent, received, or delivered for all purposes at such time as the original is delivered to the addressee or delivery is refused by the addressee. Subject to the above, all Notices shall be addressed as follows:

          (a) If to the Company, at the Company’s principal office, with copies to each Partner; and
          (b) If to any Partner, at the address set forth below its name on the execution page of this Agreement, or to such other address as any Partner may specify for itself by written notice given in accordance with this Section.
     14.03 Survival and Reliance. All covenants, agreements, statements, representations, warranties, and indemnities made in this Agreement shall survive the execution and delivery of this Agreement and the termination of the Company, and may be relied upon by each of the Partners.
     14.04 Waivers. Except as otherwise provided herein, neither the waiver by a Partner of a breach of or a default under any of the provisions of this Agreement, nor the failure of a Partner, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy, or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies, or privileges hereunder.
     14.05 Exercise of Rights. Except as expressly provided herein, no failure or delay on the part of a Partner or the Company in exercising any right, power, or privilege hereunder and no course of dealing between the Partners or between a Partner and the Company shall operate as a waiver thereof and no single or partial exercise of any right, power, or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, any Partner shall have the right to seek specific performance of the duties and obligations set forth in this Agreement. The rights and remedies herein are cumulative and not exclusive of any other rights or remedies which a Partner or the Company would otherwise have at law or in equity or otherwise.
     14.06 Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Partners and their respective successors and assigns.
     14.07 Limitation on Benefits of this Agreement. No person or entity other than the Partners and the Company is or shall be entitled to bring any action to enforce any provision of this Agreement against any Partner or the Company. All covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Partners (or their respective successors and assigns as permitted hereunder) and the Company.
     14.08 Amendment Procedure. Any amendment to this Agreement shall be in writing and require the unanimous approval of all of the Partners.
     14.09 Entire Agreement. This Agreement contains the entire agreement among the Partners with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, or understandings with respect to the matters provided for herein.

     14.10 Pronouns, Time. All pronouns and terms hereof and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or entity may require. If any period or time set forth in this Agreement begins, ends or occurs on a day other than a Business Day, then such period or time shall instead begin, end or occur on the next Business Day.
     14.11 Headings. Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof.
     14.12 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).
     14.13 Partner’s Representatives. Each Partner shall at all times designate at least one individual as its representative for the purposes of communicating with the Company and the other Partners. The Company and each Partner shall be entitled to rely (and shall be protected in such reliance) on communications from any such representative with respect to required consents and approvals and other required or desired matters arising under this Agreement. Any Partner may designate one or more replacement representatives for itself by written notice to the other Partners. The initial representative of each Partner is set forth below such Partner’s signature on the execution page of this Agreement.
     14.14 Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required, and it shall not be necessary that the signatures of all persons required to bind any party appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. Faxed or electronically delivered signatures shall be enforceable as originals against the party delivering such signatures.
     14.15 Affirmative Action Policy. The Partners recognize the benefits of affirmative action in fostering opportunities for the equal participation of minority and women-owned business enterprises, and minority and women employees and principals are given the opportunity to participate in the performance of contracts entered into by the Company. This Company believes the opportunity for full participation in the free enterprise system by persons traditionally, socially and economically disadvantaged is essential to obtain social and economic equality. Accordingly, it is the policy of the Company to foster and promote the participation of such individuals and business enterprises in its contracts. The Company expects all concerned to afford all persons equal employment opportunities without discrimination.
     14.16 Advisor. NYSCRF has informed the General Partner, and the General Partner acknowledges, that NYSCRF has engaged the services of Heitman Capital Management LLC (who, together with any other entity hereafter appointed by Limited Partner, is referred to herein as “Advisor”) in connection with this Agreement. NYSCRF has named Anthony Ferrante, Jerome J. Claeys and Howard Edelman (representatives of Advisor) to act as its representatives. The General Partner agrees that, notwithstanding the identification of the representatives of NYSCRF, other individuals representing NYSCRF (individually, a “CRF Representative” and, collectively, “CRF Representatives”) shall be entitled to participate in meetings and other communications between any the General Partner and NYSCRF, and that any information provided to NYSCRF’s representatives shall concurrently be provided to any CRF Representative identified in writing to the General Partner. The General Partner shall have the right to rely on the written approval or disapproval of any matter from the NYSCRF representatives identified in this Section or otherwise designated by NYSCRF and identified to the General Partner in writing.
     14.17 Insurance. The Company shall maintain, or cause its Affiliate to maintain, insurance on the Properties of such types and in such amounts and with such insurers as the General Partner and NYSCRF shall reasonably agree. Such insurance shall conform to the minimum standards for property, commercial general liability and fidelity insurance identified in Exhibit M. Any decision to insure the Properties below these minimum standards shall be subject to the approval of both the General Partner and NYSCRF.
     14.18 Legal Representation of the Company. Wolf, Block, Schorr and Solis-Cohen LLP (“Wolf Block”) represented the General Partner in the preparation and negotiation of this Agreement, and the parties agree that such representation will not disqualify Wolf Block from representing the Company. Furthermore, if Wolf Block is engaged by the Company to represent the Company, Wolf Block will not be disqualified from thereafter representing the General Partner or its Affiliate; provided, however, that the foregoing shall not apply to waive any objection NYSCRF may have with respect to the representation by Wolf Block of (i) the General Partner or its Affiliate in litigation against the Company, or (ii) the Company in litigation against the General Partner or its Affiliate.
     14.19 Special Covenants. So long as any of the Properties is subject to mortgage financing requiring the borrower to be a “single purpose entity”, the Company shall cause the Subsidiary that is the subject of such loan to comply with (and to the extent required by the applicable loan documents, the Company shall comply with) the single purpose entity requirements set forth in the loan document for such financing.

     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed on its behalf, as of the day and year first above set forth.

PARTNER	PERCENTAGE INTEREST

NEW YORK STATE
COMMON RETIREMENT FUND	75%
Thomas P. Dinapoli, Comptroller of the
State of New York, as Trustee of the
Common Retirement Fund

By:	/s/ NICK SMIRENSKY
Name: Nick Smirensky
Title: Deputy Comptroller
Addresses for Notices:
New York State Common Retirement Fund
c/o Office of the State Comptroller
59 Maiden Lane, 30th Floor
New York, NY 10038-4502
Attn: Assistant Comptroller for Real Estate
Fax No.: 212-383-1331
Telephone No.: 212-383-1508
with copies to:
New York State Common Retirement Fund
c/o Office of the State Comptroller
59 Maiden Lane, 30th Floor
New York, NY 10038-4502
Attn: Assistant Deputy Counsel
Fax No.: 212-681-1331
Telephone No.: 212-383-1330
with copies to:
Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, CA 90067-3284
Attn: Amy H. Wells, Esq.
Fax No.: 310-277-7889
Telephone No.: 310-284-2233

with copies to:
Heitman Capital Management LLC
191 North Wacker Drive
Suite 2500
Chicago, IL 60606
Attn: Jerome Claeys
Fax No.: 312-251-5445
Telephone No.: 312-541-6740
and with copies to:
Heitman Capital Management LLC
191 North Wacker Drive
Suite 2500
Chicago, IL 60606
Attn: Anthony Ferrante
Fax No.: (312) 541-6789
Telephone No.: (312) 251-5458
[Signatures Continued on Next Page]

[Signatures Continued from Previous Page]

PARTNER	PERCENTAGE INTEREST

LIBERTY WASHINGTON VENTURE, LLC	25%
By Liberty Property Limited Partnership,
its sole member
By Liberty Property Trust,
its sole general partner

By:	/s/ MICHAEL T. HAGAN
Name:	MICHAEL T. HAGAN
Title:	CHIEF INVESTMENT OFFICER

By:	/s/ WILLIAM P. HANKOWSKY
Name:	WILLIAM P. HANKOWSKY
Title:	CHAIRMAN, PRESIDENT AND CEO
Addresses for Notices:
500 Chesterfield Parkway
Great Valley Corporate Center
Malvern, PA 19355
Attn: Michael T. Hagan
Fax No. 610-644-4129
Telephone No. 610-648-1716
with copy to:
Wolf, Block, Schorr and Solis-Cohen
1650 Arch Street, 22nd Floor
Philadelphia, PA 19103-2097
Attention: Herman C. Fala
Facsimile: 215-405-2976